Exhibit 10.3

Document no. 1577 for 2005

Heard

in Cologne on 22 September 2005.

There appeared before me

Wolfgang Gruntkowski, Notary Public,

Notary public for Cologne Higher Regional Court with offices in Cologne

1a.	Mr. Rolf Breuer, MBA, born on 19 January 1951, with his place of business at Jülicher Strasse 26, 50674 Cologne,

1b.	Mr. Fritz Eduard Skrzypczak, born on 23 May 1936, with his place of business at Louisenstrasse 119-121, 61348 Bad Homburg von der Höhe.

Parties 1.a) and 1.b) are not acting for themselves personally but

a)	as managing directors, with joint power of representation and exempt from the restrictions contained in § 181 Civil Code, of the limited liability company with the name of Euroareal Holding Projekt Mainz Hechtsheimerstrasse GmbH registered in the Commercial Register of Cologne Municipal Court as [HR] B 52583, having its registered office in Cologne and with its business address at Jülicher Strasse 26, 50674 Cologne.

•	the company Euroareal Holding Projekt Mainz Hechtsheimerstrasse GmbH being hereinafter referred to as “Seller” –

b)	as managing directors, with joint power of representation and exempt from the restrictions contained in § 181 Civil Code, of the limited liability company with the name of Euroareal Mainz Verwaltungsgebäude Hechtsheimerstrasse GmbH registered in the Commercial Register of Cologne Municipal Court as [HR] B 52649, having its registered office in Cologne and with its business address at Jülicher Strasse 26, 50674 Cologne.

c)	lastly, as managing directors, with joint power of representation and exempt from the restrictions contained in § 181 Civil Code, of the limited liability company with the name of Euroareal Mainz Produktionsgebäude Hechtsheimerstrasse GmbH registered in the Commercial Register of Cologne Municipal Court as [HR] B 52656, having its registered office in Cologne and with its business address at Jülicher Strasse 26, 50674 Cologne.

d)	in addition, with respect to Mr. Rolf Breuer, as managing director, with sole power of representation and exempt from the restrictions contained in § 181 Civil Code, of the company with the name of Euroareal Beteiligungs GmbH registered in the Commercial Register of Cologne Municipal Court as [HR] B 42719, having its registered office in Frechen and with its business address at Kölner Strasse 9, 50226 Frechen,

e)	in addition, with respect to Mr. Fritz Eduard Skrzypczak, as verbally authorised representative of the limited liability company with the name of Cooperative für Planen und Bauen GmbH registered in the Commercial Register of Bad Homburg von der Höhe Municipal Court as [HR] B 5852, having its registered office in Bad Homburg and with its business address at Louisenstrasse 119-121, 61348 Bad Homburg. Undertaking provided to forward notarial confirmation of power of attorney.

2.	Mr. Jon Hardy Paulsen, born on 4 March 1963, residing at 560 Mission Street Suite 2900 San Francisco, California, acting here as managing director with sole power of representation and exempt from the restrictions contained in § 181 Civil Code, of the limited liability company with the name of Digital Realty Trust Germany 1 GmbH (formerly Einhundertdreiundsechzigste Verwaltungsgesellschaft Dammtor mbH) registered in the Commercial Register of Hamburg Municipal Court as [HR] B 93 395, having its registered office in Hamburg and with its business address at Warburgstrasse 50 (c/o Latham & Watkins LLP), 20354 Hamburg.

The latter acting:

a) on its own behalf,

•	Digital Realty Trust Germany 1 GmbH (formerly Einhundertdreiundsechzigste Verwaltungsgesellschaft Dammtor mbH) being hereinafter referred to as “ Buyer2a” –

b) as personally liable shareholder with sole power of representation of the limited partnership] formed on the date hereof with the name LBC-Digital Realty Trust Germany 1 GmbH & Co. KG having its registered office in Hamburg and with its business address at Warburgstrasse 50 (c/o Latham & Watkins LLP), 20354 Hamburg.

•	LBC-Digital Realty Trust Germany 1 GmbH & Co. KG 1. Gr. being hereinafter referred to as “ Buyer2b” –

According to Deed dated 21 September 2005, Document no. 1249 for 2005 of notary public Dr. Ascan Pinckernelle in Hamburg, the name of the aforementioned limited liability company was changed to Digital Realty Trust Germany I GmbH and Mr. Jon Hardy Paulsen was appointed as its managing director with sole power of representation and exempt from the restrictions contained in § 181 Civil Code. The corresponding entries have not yet been made in the Commercial Register.

Parties 1a) and 1b) are personally known to the notary.

Party 2 provided evidence of his identity by presenting his US passport and consented to a copy being made.

The Parties, acting as stated, declared:

I.

1.	The Seller has shares with a nominal value of €25,000 in the limited liability company with the name of Euroareal Mainz Verwaltungsgebäude Hechtsheimerstrasse GmbH registered in the Commercial Register of Cologne Municipal Court as [HR] B 52649, having its registered office in Cologne, the fully paid up nominal capital of which is €25,000.

2.	The Seller has shares with a nominal value of €25,000 in the limited liability company with the name of Euroareal Mainz Produktionsgebäude Hechtsheimerstrasse GmbH registered in the Commercial Register of Cologne Municipal Court as [HR] B 52656, having its registered office in Cologne, the fully paid up nominal capital of which is EUR 25,000.

Parties 1a) and 1b), acting as stated, then declared:

1.	The Seller hereby submits

a)	to the limited liability company with the name of Digital Realty Trust Germany 1 GmbH (formerly Einhundertdreiundsechzigste Verwaltungsgesellschaft Dammtor mbH) registered in the Commercial Register of Hamburg Municipal Court as [HR] B 93 395, having its registered office in Hamburg and with its business address at Warburgstrasse 50 (c/o Latham & Watkins LLP), 20354 Hamburg

•	hereinafter referred to as “Buyer2a)” –

b)	to the limited partnership formed on the date hereof with the name LBC-Digital Realty Trust Germany 1 GmbH & Co. KG having its registered office in Hamburg and with its business address at Warburgstrasse 50 (c/o Latham & Watkins LLP), 20354 Hamburg,

•	hereinafter referred to as “Buyer 2b)” –

the offer to enter into the Outline Agreement contained in the Attachment to this Deed.

2.	The period for acceptance of the Outline Agreement shall end on 10 October 2005, until which date the offer is irrevocable.

3.	The Outline Agreement has come into force if by said date the declaration of acceptance has been officially authenticated by a German notary public, without the need for receipt of the declaration of acceptance.

The notary who authenticates the acceptance is however requested to immediately send the authenticating notary a copy of the deed of acceptance.

The acceptance shall come into effect if the notary for the offer has been authorised in the deed of acceptance to deal with the agreement.

4.	The Parties themselves shall provide the declarations of consent by the company and/or the shareholders that are required by statute or by the Articles of Association.

5.	All declarations of consent shall come into effect in relation to the Parties upon receipt by the authenticating notary.

6.	Purely as a precaution the Seller reiterates and confirms all powers of attorney and authorisations contained in the Outline Agreement enclosed as an Attachment to the Deed.

II.

1.	The Buyer has noted this offer without as yet accepting it.

2.	The Buyers hereby undertake to bear the costs associated with this Deed in proportion to the shareholdings listed in the Deed.

The above deed together with the Attachment was read aloud by the notary to the Parties appearing, approved by them and signed by them and by the notary in their own writing, as follows:

[signatures]

§ 1

Framework Deed

The Seller is in each case sole shareholder of

(i)	Euroareal Mainz Verwaltungsgebäude Hechtsheimerstrasse GmbH and

(ii)	Euroareal Mainz Produktionsgebäude Hechtsheimerstrasse GmbH.

The Buyers wish to acquire both the aforementioned companies subject more specifically to the Purchase Contract attached to this Framework Deed as Appendices 1 and 2.

§ 2

Conclusion of Purchase Contract for

Euroareal Mainz Verwaltungsgebäude Hechtsheimerstrasse GmbH

The Parties hereby enter into the Purchase Contract attached as Attachment 1 for all shares in Euroareal Mainz Verwaltungsgebäude Hechtsheimerstrasse GmbH.

§ 3

Conclusion of Purchase Contract for

Euroareal Mainz Produktionsgebäude Hechtsheimerstrasse GmbH

The Parties hereby enter into the Purchase Contract attached as Attachment 2 for all shares in Euroareal Mainz Produktionsgebäude Hechtsheimerstrasse GmbH.

§ 4

Interdependence of deeds of sale attached as Appendices 1 and 2

The Parties agree that the deeds of sale attached to this Framework Deed as Appendices 1 and 2 are only to be implemented jointly. The obligation of the Parties to use their best endeavours to implement the deeds simultaneously remains unaffected by this rule. Reference is additionally made to § 10 of Attachment 1 and § 11 of Attachment 2.

§ 5

Costs

With regard to the costs of this Outline Agreement and the Purchase Agreements reference is made to the rules in § 13 Section 1 of Attachment 1 and to § 14 Section 1 of Attachment 2.

§ 6

Approval

The declarations made in this Deed may be approved by the end of 10 October 2005 at midnight.

Attached as Attachment to Deed of Wolfgang Gruntkowski, notary, in Cologne dated this day, Document no. 1677 for 2005.

Cologne, 22 September 2005

[signatures]

PROJECT MAINZ

Hechtsheimer Strasse

Verwaltungsgebäude

PURCHASE CONTRACT

between

1.	the limited liability company with the name of Euroareal Holding Projekt Mainz Hechtsheimerstrasse GmbH registered in the Commercial Register of Cologne Municipal Court as [HR} B 52583, having its registered office in Cologne and with its business address at Jülicher Strasse 26, 50674 Cologne,

•	the company Euroareal Holding Projekt Mainz Hechtsheimerstrasse GmbH being hereinafter referred to as “Seller” –

2.

a)	the limited liability company with the name of Digital Realty Trust Germany 1 GmbH (formerly Einhundertdreiundsechzigste Verwaltungsgesellschaft Dammtor mbH) registered in the Commercial Register of Hamburg Municipal Court as [HR] B 93 395, having its registered office in Hamburg and with its business address at Warburgstrasse 50 (c/o Latham & Watkins LLP), 20354 Hamburg,

b)	the limited partnership formed on the date hereof with the name LBC-Digital Realty Trust Germany 1 GmbH & Co. KG having its registered office in Hamburg and with its business address at Warburgstrasse 50 (c/o Latham & Watkins LLP), 20354 Hamburg,

•	Digital Realty Trust Germany 1 GmbH (formerly Einhundertdreiundsechzigste Verwaltungsgesellschaft Dammtor mbH) and LBC-Digital Realty Trust Germany 1 GmbH & Co. KG hereinafter referred to as “Buyers 2a) and 2b)” –

with the involvement of

3.	the limited liability company with the name of Euroareal Beteiligungs GmbH registered in the Commercial Register of Cologne Municipal Court as [HR] B 42719, having its registered office in Frechen and with its business address at Kölner Strasse 9, 50226 Frechen,

4.	the limited liability company with the name of Cooperative für Planen und Bauen GmbH registered in the Commercial Register of Bad Homburg von der Höhe Municipal Court as [HR] B 5852, having its registered office in Bad Homburg and with its business address at Louisenstrasse 119-121, 61348 Bad Homburg von der Höhe,

5.	the limited liability company with the name of Euroareal Mainz Verwaltungsgebäude Hechtsheimerstrasse GmbH registered in the Commercial Register of Cologne Municipal Court as [HR] B 52649, having its registered office in Cologne and with its business address at Jülicher Strasse 26, 50674 Cologne,

6.	the limited liability company with the name of Euroareal Mainz Produktionsgebäude Hechtsheimerstrasse GmbH registered in the Commercial Register of Cologne Municipal Court as B 52656, having its registered office in Cologne and with its business address at Jülicher Strasse 26, 50674 Cologne.

§ 1

Purpose of Agreement

1.	The Seller who has shares with a nominal value of €25,000 is sole shareholder of the limited liability company with the name of Euroareal Mainz Verwaltungsgebäude Hechtsheimerstrasse GmbH registered in the Commercial Register of Cologne Municipal Court as [HR] B 52649, having its registered office in Cologne, the fully paid up nominal capital of which is €25,000 (in words: twenty five thousand euros). The aforementioned company is hereinafter referred to as “Euroareal Verwaltungsgebäude”).

2.	To simplify the implementation of this Purchase Contract a Reference Document was drawn up on September 22, 2005, Document No. 1576 for 2005 by the authenticating notary. This document is also referred to hereinafter as “Reference Document.” A certified copy of the Reference Document was available during the authentication and was provided to the Parties for inspection. Reference is made to the contents of the Reference Deed. The Parties hereby confirm the powers of attorney for the purpose of authenticating the Reference Deed and waive their right to be informed of the meaning of the reference to its being read aloud again and attached to this copy. The Parties confirm that they are aware of the contents of the Reference Deed.

3.	Euroareal Verwaltungsgebäude is the owner of the property registered on Sheet 4444 of the Land Register of the Municipal Court of Mainz for Weisenau in the communal district of Weisenau, consisting of field 2, parcel 35/20, buildings and undeveloped land, at Hechtsheimer Strasse 2, measuring 65,829 square meters. On this property there are buildings 12/1, 12/2, 9, 20 and 82 as well as 354 parking places as shown in the site plan. It is also referred to hereinafter as the “subject of purchase” and is delineated in red in the plan attached as

Attachment “Site plan”

for the purpose of providing details of the location of the subject of purchase in this record.

4.	The following encumbrances are registered in the Land Register:

Section II:

Current no. 1	Limited personal easement (water connection right associated with restrictions on use) for the city of Mainz (public utilities),

Current no. 2	Limited personal easement (right to maintain water supply pipes and a gas pipe associated with surge and growth restrictions) for the city of Mainz (public utilities),

Current no. 3	Limited personal easement (right to lay, operate and maintain high-pressure gas pipes associated with restrictions on development and growth) for Stadtwerke Mainz Aktiengesellschaft in Mainz.

Current no.	4-7 cancelled,

Current no. 8	Limited personal easement (right to supply and waste disposal pipes) for Stadtwerke Mainz AG, Mainz.

Section III:

Current no. 1:	€5,000,000 uncertificated land charge for Debeka Bausparkasse Aktiengesellschaft, Koblenz am Rhein, plus 10% interest per annum,

Current no. 2:	€€46,000,000 uncertificated land charge for Debeka Bausparkasse Aktiengesellschaft, Koblenz am Rhein, plus 10% interest per annum,

Current no. 3:	€€51,000,000 land charge for Credit Suisse First Boston, London, plus 18% interest per annum, plus a one-time ancillary payment of 10%.

The Land Register’s entries were taken on 19 September 2005. Cancellation of the land charges in favour of Debeka Bausparkasse Aktiengesellschaft was applied for by the authenticating notary by application to Mainz Municipal Court on the date hereof.

5.	Euroareal Verwaltungsgebäude has concluded a lease with IBM Deutschland GmbH and a Rider No. 1 dated February 22 2004. These are attached as Attachment V.1 and 2 to the Reference Deed.

In addition, Euroareal Verwaltungsgebäude has concluded the following leases or licences:

•	Licence with DFMG Deutsche Funkturm GmbH in the version of the Agreement with T-Mobile Deutschland GmbH dated 16.07/23.07.2002 as assumed by DFMG Deutsche Funkturm GmbH, Frankfurt am Main, which is attached as Attachment V 5 to the Reference Deed.

•	Lease with O2 (Deutschland) GmbH & Co. oHG dated 24.11.2004 attached as Attachment V.6 plus rider V.7 to the Reference Document.

The agreements referred to in this Section I Clause 5 are also referred to hereinafter uniformly as the “Leases.”

6.	Euroareal Verwaltungsgebäude has additionally concluded a contract with Stadtwerke Mainz AG the purchase of technical facilities, the production and supply of heating and cooling and the purchase and operational management of the water supply and waste water network and the power supply network as well as a subsequent contract K000229. These are attached as Attachment III. 1 and 2 in their version dated 08.07.2004 and 20. 08/31.08.2004 to the Reference Document.

7.	The loan by Debeka Bausparkasse Aktiengesellschaft that is secured by the subject of purchase has been fully paid off according to the Seller and has been replaced by funding by CSFB the details of which can be seen in Attachment VIII of the Reference Document.

§ 2

Funding proviso/sale of shares

1.	Both Purchaser 2a) and Purchaser 2b) (only jointly) reserve the right, which can be exercised until no later than 19 October 2005, to withdraw from this Purchase Contract by unilateral written notification to the Seller provided there has not by that date been any reorganisation, as sought by Buyer 2a) and Buyer 2b), of the existing funding of the companies by CSFB. Buyers 2a) and 2b) shall decide on the type and content of said reorganisation at their own discretion; they are merely obliged to allow CSFB to give the Seller information at any time on the status of the discussions between Buyers 2a) and 2b) and CSFB.

2.	The Seller further undertakes to work together with the Buyers to ensure optimal tax-efficiency for the structure of the purchase.

In this connection the Seller shall specifically

a)	collaborate in taking the necessary steps that may be required for a change in status to come into force prior to the transfer date under United States federal income tax laws, namely sign the Internal Revenue Service form 8832 (Entity Classification Election) allowing Euroareal Verwaltungsgebäude to be considered to be a “partnership for United States federal tax purposes” under US Federal Income Tax Law even before the transfer date; reference is also made to Section 6 Section 1 q).

b)	at the request of the Seller do everything necessary to change Euroareal Verwaltungsgebäude’s financial year to the transfer date so that from said date Euroareal Verwaltungsgebäude can be integrated with the Buyer as one corporate and trade tax entity; in particular the Seller shall obtain the consent of the competent tax office pursuant to § 7 (4) page 3 Corporation Tax Act in conjunction with R 59 (3) Corporation Tax Rules and shall by 31 October 2005 decide on a corresponding amendment of the Articles of Association of Euroareal Verwaltungsgebäude and notify them for registration in the Commercial Register. The rule made under Section 5 Section 2 (iv) shall remain unaffected.

c)	allow an audit company to be appointed by the Buyers to carry out any audits required under the US securities regulations.

3.	All assets of Euroareal Verwaltungsgebäude are deemed to be sold with the shares, with the exception of

i)	a damages claim against IBU GmbH & Co. Real Estate KG written down to the reminder value by individual value adjustment to €€1 (this claim is assigned by Euroareal Verwaltungsgebäude with effect from the effective date of the assignment of the shares to the Seller, see also regarding this the following Section 5 and 6)

ii)	and with the exception of the assets which Euroareal Verwaltungsgebäude has sold to Stadtwerke Mainz AG by Outline Agreement dated 8 July 2004 (Attachment III.1 of the Reference Document),

iii)	and with the exception of the claims by Euroareal Verwaltungsgebäude for back payment of increased advance payments of operating costs and payment claims by Euroareal Verwaltungsgebäude against IBM Deutschland GmbH for energy costs saved pursuant to § 5 No. 10 (2) of Lease with IBM Deutschland GmbH in the version of the 1st rider dated 22.2.2005 (Attachment V.1 and 2 of Reference Document) for the period up until the transfer date.

4.	From its share as specified in Section I Section 1 the Seller sells unencumbered and not subject to any third party rights

•	to Buyer 2a) who hereby accepts same a part share in the amount of €22,500 (in words: twenty two thousand five hundred euros),

•	to Buyer 2b) who hereby accepts same a part share in the amount of €2,500 (in words: two thousand five hundred euros), together with all associated rights.

5.	The Seller hereby undertakes upon the first written request of Buyers 2a) and 2b) to divide its aforementioned share in Euroareal Verwaltungsgebäude of €€25,000 into two shares of €22,500 and €2,500 and in a separate notarial deed to transfer same to the Buyers subject to the condition precedent of payment in full of the preliminary purchase price pursuant to § 4 of this document.

6.	The division of the share specified in § 1 Section 1 and the real transfer of the partial shares sold here shall be implemented in a separate deed subject to the condition precedent of payment in full of the preliminary purchase price pursuant to § 4 of this Deed.

7.	This Purchase Contract shall be implemented subject to § 5 Section 2 on 1 November 2005.

§ 3

Transfer date/right to receive dividends

1.	The transfer date governed by the law of obligations (“Transfer Date”) is the end of the month following payment in full of the preliminary purchase price pursuant to § 5 Section 1.

2.	The Seller has the right to receive dividends for the current financial year until the Transfer Date.

3.	With effect from the date on which the shares are effectively assigned Euroareal Verwaltungsgebäude assigns to the Seller who hereby accepts same, its claims against IBM Deutschland GmbH for back pay of assessable incidental costs and back payment of energy costs saved pursuant to § 2 Section 3 (iii) that can be defined up until the Transfer Date. At the same time and with effect from the same date the Seller undertakes to indemnify Euroareal Verwaltungsgebäude against any reimbursement claims by IBM Deutschland GmbH for any overpayment of incidental costs until the aforementioned cut-off date. The statement of incidental costs shall be drawn up by the Seller as at 30 September 2005 and updated by the Seller until the Transfer Date.

§ 4

Purchase Price

1.	The Purchase Price for the share of €€22,500 is 90% of the total interim and final purchase price still to be determined and is payable by Buyer 2a).

The Purchase Price for the share of €€2,500 is 10% of the total interim and final purchase price still to be determined and is payable by Buyer 2b).

2. The interim total purchase price pursuant to Section 1 is calculated as follows:

€€56,400,000

•	Plus bank balances according to the proforma accounts as at 30 September 2005 which are still to be prepared,

•	Plus claims up until 30 September 2005 according to the proforma accounts as at 30 September 2005 which are still to be prepared,

•	Less any existing liabilities as at 30 September 2005 in each case and less any reserves and deferred income and accrued expenses as at 30 September 2005 according to the proforma accounts as at 30 September 2005 which are still to be prepared.

3.	The final total purchase price shall be determined in accordance with the above Clauses 1 and 2. To calculate the final purchase price however the reference date accounts which are to be prepared specifically in accordance with § 5 Section 6 shall be used instead of the proforma accounts; instead of 30 September 2005 the Transfer Date governed by the law of obligations shall apply pursuant to § 3 Section 1. The statement of incidental costs as at 30 September 2005 must be drawn up by 30 October 2005.

§ 5

Date purchase price payable

1.	The interim purchase price falls due and payable within 10 (ten) banking days (i.e. business days (except for Saturdays) on which banking institutions in Frankfurt am Main are open for general business with customers and on which transfers can be made) after fulfilment of the following preconditions for execution pursuant to § 5 Section 2 of this agreement, but no earlier than the last banking day of the month in which the above agreed period of 10 (ten) banking days has expired.

All payments specified – even where not directly to the Seller (see below Section 4 for this) – shall be made to discharge the debt on the purchase price. If the interim total purchase price is not paid when due the Seller is entitled to withdraw from this Purchase Contract subject more specifically to § 10 Section 1. Any other claims of the Seller shall remain unaffected.

2.	The precondition for any payments falling due pursuant to § 5 Section 1 and hence at the same time the precondition for execution of this agreement (“precondition for execution”) is the existence of the following declarations and/or documentation or evidence (to be provided by the Seller):

i)	Cancellation of the prior land charges registered on Sheet 4444 Section III under current nos. 1 and 2 in the Land Register of Mainz Municipal Court for Weisenau and confirmation by the notary (which cannot be more than five working days old) that apart from the lien in favour of CSFB mentioned in § 1 Section 3 no encumbrances are registered in the Land Register other than those listed in § 1 Section 4 and that the Land Registry has no applications for registration of other encumbrances.

ii)	Deletion of prohibition against execution under cartel law pursuant to § 41 Act against Restraints of Competition.

iii)	Preparation of a rider to this share Purchase Contract with the division and transfer (assignment) of the shares sold here to Buyers 2a) and 2b) (subject to the condition precedent of payment of the interim purchase price);

iv)	Presence of certified photocopies of an amendment of the Articles of Association of Euroareal Verwaltungsgebäude in terms of which its financial year 2005 ends on 31 October 2005 and the Profit Transfer and Control Agreement dated 15 November 2004 is cancelled with effect from (no later than) 31 October 2005 and the presence of an extract from the Commercial Register for Euroareal Verwaltungsgebäude showing the amendment of the Articles of Association and the cancellation of the Profit Transfer and Control Agreement with effect from no later than 31 October 2005; and

v)	Presence of preconditions for payment falling due as specified in § 5 Section 2 (i) to (iv) of the Purchase Contract for all shares in Euroareal Mainz Produktionsgebäude Hechtsheimer Strasse GmbH (Attachment 2 to the Outline Agreement of notary Wolfgang Gruntkowski).

3.	It is the responsibility of the notary to determine and notify the aforementioned precondition for payment falling due in § 5 Section 2 (i); in addition, the Parties are mutually obliged to immediately effect the other preconditions for execution governed by § 5 Section 2. The Buyers are entitled (but not obliged) to waive any or all of the aforementioned conditions, even partially, solely by making a written declaration to the notary. If these preconditions are not met by 30 November 2005 at the latest the Purchasers are entitled pursuant to § 10 Section 2 to withdraw from this Purchase Contract.

4.	The Seller hereby irrevocably instructs the Buyers to settle the balance between the interim purchase price and by charging to the purchase price the

a)	balances owed by the Seller to Euroareal Verwaltungsgebäude including any interest and incidental costs, and

b)	the claim by Debeka Bausparkasse AG in the amount of €€3,627,889.78 (in words: three million six hundred and twenty seven thousand eight hundred and eighty nine euros and seventy eight cents).

The remaining amount is payable to an account of the Seller with Commerzbank Bank AG, Bad Homburg (sort code 500 400 00) the number of which is still to be provided.

5.	The question of whether payment is received at the proper time shall be determined by the date of receipt by the entitled recipient. The Purchasers shall automatically be in default if they fail to pay on the due date. In this case late interest of 8% above the base rate per annum shall be payable.

6.	The interim purchase price is calculated based on the proforma accounts to be prepared as at 30 September 2005.

The Seller shall ensure that within 20 (twenty) calendar days after payment of the interim purchase price accounts and a reference date balance sheet are prepared as at the Transfer Date (hereinafter also referred to as “reference date accounts”). These must be prepared under the regulations of the Commercial Register in accordance with the principles of proper accounting and reporting while ensuring reporting and valuation continuity and shall be for the purpose of ascertaining the purchase price. In this regard the interim purchase price as agreed in § 4 shall only be adjusted in the context arising from the rules contained therein, i.e. in the event of changes in the following items: “bank balances,” “claims” and “liabilities, reserves and deferred income and accrued expenses.” Only financial assets and assets involved in the company’s business usage– relating solely to the purchase of the site, the development and operation thereof shall be stated as assets; intangible financial assets and accounting conveniences may not be stated. The reference date balance sheet, as with the proforma accounts, shall not include any liabilities in connection with maintenance/repair and/or renovation. There are no repair and maintenance reserves. Obligations existing at the Transfer Date to implement future input tax adjustments pursuant to § 15 a VAT Act must be stated as a liability under one total; the same applies to claims arising from an adjustment under to § 15 a VAT Act. These reference date accounts and balance sheet, which must also be certified with regard to meeting the aforementioned audit requirements as defined in § 317 ff. Commercial Code, are binding on both Parties as the basis for the calculation of the final purchase price to be made under § 4 Section 1 to 3, if and to the extent that there is no objection to the accounts and reference date balance sheet and audit report as at the Transfer Date. Any objection must be made in writing within 10 (ten) banking days after the accounts and reference date balance sheet and audit report are remitted and must also be sent to the other party. It must describe the specific grounds and to what extent the accounts and reference date balance sheet allegedly fail to accord with the rules in this Agreement. Figures must be given for the minimum and maximum amount of the difference claimed in the objection relating to the items concerned and the resulting conclusions for the company’s shareholders’ equity per the balance sheet.

6.	[sic] If in the event of objection the Parties are unable to agree within a further ten (10) banking days, counting from receipt by the other party of an objection, on the amount of the difference, then, on application by one party, the matter will be decided by a neutral auditor to be appointed by both sides jointly.

If the Parties cannot agree on a neutral auditor within one week after the application has been filed by one party to appoint a neutral auditor, either party is entitled to ask the competent chamber of chartered accountants to appoint the neutral auditor. The neutral auditor shall decide the matter as an arbitrator with binding effect on all parties. The neutral auditor must give all parties an opportunity to state their position before he makes his decision; an oral debate shall take place if requested by one of the parties. The neutral auditor must provide all parties with his decision together with a written statement of grounds. §§ 91 ff. Code of Civil Procedure shall apply accordingly to the costs of the arbitration proceedings. In his role as arbitrator the neutral auditor shall also decide on the allocation of costs, which shall be binding on all parties.

7.	As soon as the Parties have agreed on the final purchase price or this has been finally determined by the neutral auditor, the corresponding balance shall be payable by the contractual party with the obligation to make payment to the other party in each case.

§ 6

Seller’s warranties and conditions as per contract

1.	Seller’s warranties

The Seller issues warranties to the Buyers in the form of a separate warranty as to the following facts:

a)	The information in § 1 of this deed is correct. The shares sold are not pledged or attached or otherwise encumbered by third party rights (including obligations to vote in a certain way, voting rights or rights to dividends) or by restrictions on sale or disposal of any kind. The Seller and Euroareal Verwaltungsgebäude are limited liability companies duly established under German law, Euroareal Verwaltungsgebäude having nominal capital of €€25,000. The Seller is the sole shareholder of Euroareal Verwaltungsgebäude. The information in the extract of the Commercial Register relating to the Seller and to Euroareal Verwaltungsgebäude corresponds to the actual facts. The Seller is fully entitled to conclude and implement this Agreement and to dispose of the shares and no other duties under the shareholders’ agreement or other contractual duties binding the Seller or Euroareal Verwaltungsgebäude are breached as a result. There are no other third party pre-emption or acquisition rights with respect to the shares.

b)	All capital contributions to the shares have been paid up in full and have not been repaid either in whole or in part; nor is there a duty to make subsequent payment.

c)	No resolutions have been passed concerning Euroareal Verwaltungsgebäude on the appropriation of profits relating to the period following the Transfer Date and there has been no payment or promise to make payment of advance distributions of profits that shall not arise until after the Transfer Date.

d)	There are no affiliation agreements of any kind with Euroareal Verwaltungsgebäude and its associated companies or relating to their shares,

in particular not in the sense of §§ 291, 292 Stock Corporation Act; no resolutions to transform the company have been adopted nor any other transforming measures taken, in particular pursuant to the rules in the Transformation of Companies Act nor are there any silent partnership agreements, sub-participations, loans with profit participation or similar agreements or options or similar rights thereto. Nor is Euroareal Verwaltungsgebäude consolidated as part of an actual group.

The Buyers do, however, know that the Seller, Euroareal Beteiligungs GmbH and their associated companies and Euroareal Verwaltungsgebäude are one VAT filing entity. Neither the Seller nor Euroareal Beteiligungs GmbH and their associated companies nor Euroareal Verwaltungsgebäude, however, have any VAT arrears.

e)	The shares sold represent the entire nominal capital of Euroareal Verwaltungsgebäude, the Seller is sole shareholder of Euroareal Verwaltungsgebäude, there are no third party claims on any basis to acquire shares.

f)	No insolvency proceedings have been commenced either on the assets of Euroareal Verwaltungsgebäude or on the assets of the Seller. There has been no application to commence such proceedings nor shall the same be commenced under law nor is the same otherwise imminent. Neither the Seller nor Euroareal Verwaltungsgebäude are insolvent or over-encumbered by debt.

g)	The shareholders’ agreement corresponds with the deed of incorporation dated 18 March 2004, which is attached as Attachment VI.1 to the Reference Document. There are no further agreements or resolutions pursuant to the shareholders’ agreement.

h)	Euroareal Verwaltungsgebäude is the owner of the subject of purchase more particularly described in § 1 Section 3 including all buildings thereon, which will be encumbered only by the land charges shown in § 1 Section 4; it is moreover also absolute owner of all other assets including all claims, bank balances and liquid assets which

i) are stated in the annual accounts or in the proforma accounts to be prepared as at 30 September 2005,

ii) it has acquired after 30 September 2005 or which

iii) it requires to meet its contractual duties.

There are no third party rights hereto. Acquisitions and disposals of assets have only been made in the due course of business. Title to the subject of purchase including all buildings thereon and the technical facilities and equipment is available to an extent that enables Euroareal Verwaltungsgebäude to meet all lease obligations arising from the lease agreements attached as Attachment IV to the Reference Document.

i)	Euroareal Verwaltungsgebäude has no holdings in any other companies, in particular it has no company or participation rights of any kind in any other companies,

be they partnerships, limited liability companies or trading companies, nor is it bound by any corresponding shareholders’ agreements.

j)	Euroareal Verwaltungsgebäude has of now only those existing or imminent liabilities that are shown in the balance sheet of Euroareal Verwaltungsgebäude attached as Attachment VI. 2 and 3 to the Reference Document as at 31.12.2004 or in the proforma accounts to be prepared. All claims shown in the proforma accounts to be prepared or in the accounts and reference date balance sheet at the Transfer Date are valued (collectible) at the stated amount.

k)	The annual accounts of Euroareal Verwaltungsgebäude as at 31 December 2004 and the proforma accounts to be prepared are in accordance with the regulations of the Commercial Code and the principles of proper accounting and reporting ensuring the continuity of the reporting and valuation, the accounts are complete and accurate and they are a true reflection of the assets and income position of Euroareal Verwaltungsgebäude; nor is there any reason to fear a downturn in the asset and income position. All reserves, value adjustments and similar items in the balance sheets of the accounts that decrease assets or increase liabilities (with the exception of building-related repair and maintenance reserves or reserves for subsequent payments of operating costs) have been accurately and fully determined and stated.

l)	Euroareal Verwaltungsgebäude has paid or retained and paid over in accordance with its statutory obligations all taxes and duties and, where not paid or paid over, has made reserves in the balance sheet of the annual accounts, the proforma accounts and in the reference date accounts for future taxes and duties thus reducing its equity. In addition, it has made and submitted all necessary declarations to the tax and other authorities at the proper time, completely and truthfully. There are no tax assessments relating to Euroareal Verwaltungsgebäude that have not been settled.

m)	Euroareal Verwaltungsgebäude has not made any public or covert profit distributions. All payment relationships with associated companies bear comparison with third party relationships and otherwise too meet all preconditions under tax law for acceptance.

n)	The refinancing undertaken in 2004 and 2005 (Debeka and CSFB) of the land and buildings owned by Euroareal Verwaltungsgebäude result in no tax liabilities, in particular no tax liabilities based on hidden profit distributions.

o)	The invoicing by or to third parties, including for rent under leases, must be done to or by Euroareal Verwaltungsgebäude so as to comply with the statutory regulations of the VAT Act and in particular so as to ensure that the respective input tax deduction was made at the date asserted or used in each case in accordance with the statutory regulations.

p)	Within the context of letting real estate, particularly to IBM Deutschland, Euroareal Verwaltungsgebäude has elected a valid option under VAT law enabling it to treat the VAT shown in the invoices in which it is designated as recipient of the corresponding supplies or other services in the full amount as input tax that can be reimbursed or offset.

q)

Euroareal Verwaltungsgebäude has not applied for a change in status as defined in the US Federal Income Tax Acts, i.e. it has not applied pursuant to Treasury Regulation Section 301-7701-3 (c) on Internal Revenue Service Form 8832 (Entity Classification Election); the current assessment of Euroareal Verwaltungsgebäude as defined in the US Federal Income Tax Acts is the one under Treasury Regulations Section 301-7701-3 (b) (2). The company has no assets (nor did it in the past) other than the subject of purchase with the buildings thereon, the associated moveable assets (fixtures and fittings), cash in hand, bank balances and claims such as claims to rental payment, arising from the current lease business; the company has no (nor did it in the past have any) shares, loans, debentures or other participation certificates nor has the company paid any advances to an issuer of securities (including those of associated companies or tenants); nor is or was the company party to a lease for moveable assets, except for leases affecting movables and property assets jointly and where less than 10% of the total rent is attributable to the movables (calculated according to the average market value of the movables at the start and end of the financial year compared to the average market value of the subject of purchase including the movables at the start and end of each financial year); and Euroareal Verwaltungsgebäude now no longer makes more than USD 20,000 income in a calendar year from sources other than rent and interest on bank balances.

r)	Euroareal Verwaltungsgebäude has not entered into any employment relationships, including with its managing directors.

s)	Only liabilities of Euroareal Verwaltungsgebäude i.e. not those of third parties, even if they are unaffiliated companies, are secured by the encumbrances specified in § 1 Section 4 and § 5 Section 2 (i).

t)	Euroareal Verwaltungsgebäude has definitively and fully implemented all obligations under the loan granted by Debeka Bausparkasse AG. There are no further obligations on Euroareal Verwaltungsgebäude under or in connection with loan agreements, including in relation to the Seller. In addition, Euroareal Verwaltungsgebäude has also implemented all obligations under the loan agreement with CSFB by the Transfer Date.

u)	The subject of purchase is unencumbered by building liens, easements that have not been registered in the Land Register and restrictions under neighbouring property law with the exception of such charges contained in § 1 Section 4 in conjunction with Appendices I. 6 and I. 11 to the Reference Document.

v)	There is no asbestos in the building on the subject of purchase that requires immediate removal in accordance with the relevant governmental regulations.

w)	The plan for voluntary decontamination of the soil air attached as Attachment IX to the Reference Document shall be implemented by 30.06.2006.

2.	Conditions as per contract

The Seller further warrants under his statutory or contractual warranty and liability obligation with regard to the agreed condition that the following information is correct as of the date hereof and will be so on the Transfer Date:

a)	As at the Transfer Date all local development assessments under §§ 123 ff Town and Country Planning Code and any other assessments and duties due under the local rates law and under the corresponding bylaws, as well as any claims for reimbursement of costs, discharge or settlement amounts and other charges due for the currently existing development of the subject of purchase for the uses intended by this Purchase Contract have been paid in full. The same applies to the connection to the water and waste water supply and power supply.

b)	All the buildings on the subject of purchase have all the necessary building and use permits, including evidence of parking places[1] and all other administrative permits, which are unconditional and for an unlimited duration and all conditions set in the permits granted have been fulfilled. The same applies to the provisions/conditions and corresponding official requirements currently applicable under fire prevention law.

c)	Euroareal Verwaltungsgebäude has and had in the past insurance cover by which it is bound as stipulated, it was and is, in addition, insured in the amount stated in Attachment II of the Reference Document against risks for which this kind of company is usually insured when exercising the care of an ordinary businessman.

d)	Euroareal Verwaltungsgebäude is not in arrears with any premium payment and there are no circumstances suggesting that the insurance cover does not exist. Copies of the corresponding insurance policies are attached as Attachment II. 3 and 4 of the Reference Document. Euroareal Verwaltungsgebäude has not filed any insurance claims or requested any cover notes.

[1]	Partially provided for the property of Euroareal Produktionsgebäude.

e)	Euroareal Verwaltungsgebäude is not bound by any agreements with the exception of the agreements specified in § 1 and attached as copies as an Attachment in the version specified there and with the content shown in the Reference Document and also with the exception of the usual agreements made to properly manage property; this applies specifically to:

i)	Agreements with the Seller, with Seller-associated companies or with dependents as defined in § 15 Tax Code,

ii)	Lease and tenancy agreements for real property;

iii)	Employment and service agreements of any kind with the exception of managing directors’ contracts, the latter however being without any obligation to pay a fee or redundancy payment;

iv)	Pension commitments and profit-sharing commitments;

v)	Collective agreements and works’ council agreements;

vi)	Loan agreements;

vii)	Commercial agent agreements and sales agreements and other distributorship agreements.

f)	The agreements attached in the Reference Document are attached in full and there are no amendments, additions or ancillary agreements.

g)	The agreements concluded by Euroareal Verwaltungsgebäude are not as of now terminated. Nor are there any terminations by the party currently pending with regard to these agreements nor are there any circumstances or grounds justifying such termination. There are no defaults with regard to these agreements.

h)	All lease agreements of Euroareal Verwaltungsgebäude (Attachment V to Reference Document) meet the formal requirements in §§ 550, 126 Civil Code.

i)	There are no preliminary orders concerning rental claims and no development cost subsidies repayable by the landlord and/or other repayable advances by tenants.

j)	There are no ancillary agreements with tenants, neighbours or authorities that are not included in the Appendices to the Reference Document.

k)	Euroareal Verwaltungsgebäude and/or the Seller or a company associated with the latter two companies have not concluded any agreements which in the event of a change in shareholders at Euroareal Verwaltungsgebäude would result in any legal consequence that would negatively impact Euroareal Verwaltungsgebäude.

l)	Euroareal Verwaltungsgebäude is not subject to any particular restrictions on competition under civil or public law.

m)	Euroareal Verwaltungsgebäude has an undisputed permanent right to use any copyrighted plans, reports and computer software that are necessary and actually used in connection with maintaining and operating the buildings.

n)	Neither the Seller nor Euroareal Verwaltungsgebäude are involved in proceedings before state courts, arbitration courts or other authorities or administrative institutions. Nor are such proceedings imminent against the Seller or Euroareal Verwaltungsgebäude.

o)	The Seller is liable to the Purchasers for damages, losses and costs which have arisen to date or which may still arise from the current condition due to the presence of environmental pollution in the ground water, property and/or buildings thereon, for which the Purchaser or Euroareal Verwaltungsgebäude may be sued. The liability shall include civil and public law obligations or claims of third parties. To the extent that statements and rules have been made in the Purchase Contracts (Attachment IV to the Reference Document) concerning environmental pollution previously found, the liability of the Seller shall be limited in that currently no measures are required to ensure at present uninterrupted use (without imminent rent abatement also) of the subject of purchase and the buildings thereon as well as structural installations by the owner and the tenants.

p)	The Seller has no right of recourse, in particular based on or in connection with § 24 (2) Federal Soil Protection Act, against Euroareal Verwaltungsgebäude or the Buyers, and the Seller to this extent waives its right to go against the Buyers and Euroareal Verwaltungsgebäude based on or in connection with environmental pollution.

3.	Other agreements

Seller and buyer further agree as follows:

a)	To the extent that claims against the seller from provisions for the protection of the capital stock of Euroareal Verwaltungsgebäude exist, the seller also accepts the obligation to fulfil these claims, even in the context of this purchase contract.

b)	The seller is obligated to make up for a deficit not covered by shareholders’ equity as shown on the financial statement on the day of valuation, to the extent that such a deficit exists. In this respect, to the extent that the seller had already made payments to Euroareal Verwaltungsgebäude prior to the effective date of the transfer, which lead to an increase in the bank balance shown in the financial statements on the day of valuation, this bank balance is not to be considered an increase in the purchase price according to § 4 number 2 and number 3 upon the calculation of the final purchase price.

c)	In the case of a corresponding request by the buyer, the seller will declare his approval that the technical Due Diligence Report that he commissioned in the context of the financing through CSFB will be “addressed” to the buyer as well, such that the buyer can also make claims against the author of the report as a result, if necessary. In the case of such a request, the buyers are obligated to bear 50% of the transfer costs resulting from the creation of the respective report to which the buyer’s request relates.

§ 7

Specific liability of the seller and of Euroareal Beteiligungs GmbH

3.	Indemnity

The seller indemnifies the buyer and Euroareal Verwaltungsgebäude against all claims by third parties, and correspondingly for future circumstances, in the follow cases:

a)	Upon first request, the seller releases Euroareal Verwaltungsgebäude from all debts that it might be subject to on the basis of joint and several liability for debts of the seller and of the companies associated with it. This applies particularly for joint and several liabilities or joint liabilities of Euroareal Verwaltungsgebäude with the seller from or in connection with the agreement with IBM Deutschland GmbH of 21/24 May 2005 (Attachment version 4 of the reference documents).

b)	The seller releases Euroareal Verwaltungsgebäude and the buyer from all tax claims based on the existence of and/or completion of the profit and loss transfer agreement mentioned in § 5 Section 2 (iv), prior to the effective date of the transfer, and will compensate them for all existing or resulting losses, insofar and to the extent that sufficient unrestricted reserves have not be provided for this purpose.

c)	The seller releases Euroareal Verwaltungsgebäude [Euroareal Administrative Buildings] and the buyer from all payment obligations with respect to taxes and duties for transaction up until the effective date of the transfer, to the extent that the balance sheet on the day of valuation includes no corresponding reserves, or corresponding reserves in an insufficient amount. The seller is obligated to release Euroareal Verwaltungsgebäude and the buyer from all payment obligations, and to compensate for other disadvantages that result if the independent guarantee promises included in § 6 Section 1 (d), (l), (m) and (n) are not applicable. § 8 Section 1 remains unaffected.

2.	Security of Euroareal Beteiligungs GmbH and of CPB Cooperative für Planen und Bauen GmbH

By executing this purchase contract, Euroareal Beteiligungs GmbH and CPB Cooperative für Planen und Bauen GmbH each stand as an absolute surety for all of the seller’s obligations from this purchase contract. Claims by the buyer against these securities are time-barred after the expiration of five years, calculated from the expiration of the effective date of the transfer.

§ 8

Liability of the seller

1.	Guarantees

With respect to the guarantees provided in § 6 Section 1, the legal provisions apply.

2.	Quality stipulations and indemnification obligations

If one of the seller’s quality stipulations provided in § 6 Section 2 is incorrect in whole or in part, at the buyer’s election the seller is required

i)	to pay cash compensation for damages to the buyers, or

ii)	to establish a situation that corresponds to the stipulated quality for Euroareal Verwaltungsgebäude,

iii)	to indemnify the buyer,

iv)	to pay cash compensation for damages to Euroareal Verwaltungsgebäude , or

v)	to indemnify Euroareal Verwaltungsgebäude.

§ 9

Limitation period

1.	Limitation period for guarantee claims

Claims due to the failure to fulfil of guarantees provided in § 6 Section 1 are time-barred after 10 (ten) years.

2.	Limitation period for claims for quality stipulations

The buyer’s claims due to failure to fulfil quality stipulations provided in § 6 Section 2 are time-barred after five years.

3.	Limitation period for claims on account of taxes

The buyer’s claims on account of taxes or duties are time-barred six months after the point in time at which the corresponding taxes or duties or required amounts have been finally and materially established in a manner not subject to modification with respect to Euroareal Verwaltungsgebäude, but at the earliest after five years. Section 1 remains unaffected.

4.	Limitation period for indemnification claims

The buyer’s indemnification claims are time-barred after five years. However, longer limitation periods due to failure to fulfil with respect to guarantees or due to tax risks remain unaffected.

5.	Start of the limitation periods

The limitation periods mentioned above start upon the expiration of the effective date of transfer.

§ 10

Rights of withdrawal

1.	Right of withdrawal of the seller

The seller is entitled to withdraw from this purchase contract if the buyer is delinquent more than ten bank working days in the payment of the preliminary purchase price, and if an extension of time provided to the buyer from the seller under threat of withdrawal in writing (by courier and - according to the requirements of Section 3 - by fax) of at least an additional ten bank working days passes without success.

2.	Right of withdrawal of the buyer

The buyers (only collectively) are entitled to withdraw from this purchase contract by means of written declaration (by courier and by fax) to the extent that the due-date implementation requirements according to § 5 Section 2 (i) to (iv) of this contract or the due-date implementation requirements according to § 5 Section 2 (i) to (iv) of the contract executed today regarding Euroareal Mainz Produktionsgebäude Hechtsheimer Strasse GmbH are not completely fulfilled by 20 November 2005. In addition, the buyers (only collectively) are entitled to withdraw from this purchase contract by means of written declaration insofar as they are simultaneously withdrawn (in a manner in which they are entitled) from the contract executed today regarding the Euroareal Mainz Produktionsgebäude Hechtsheimer Strasse GmbH within the context of compensation for damages to be paid to the buyers. The buyer’s additional legal rights of withdrawal, namely due to the seller’s failure to comply with respect to guarantees, remain unaffected.

3.	Exercise of a right of withdrawal

The right to withdraw is to be exercised by means of written declaration (by courier and by fax) to the other party in each case, to the attention of the notary public that the parties to the contract hereby irrevocably authorize both to receive the declarations regarding the threat to exercise the right to withdraw as well as to receive of the declaration of withdrawal. The declaration of withdrawal is (initially) valid upon the notary republic’s receipt of the declaration delivered by courier. The faxed notices merely serve as information in advance for the parties; neither their receipt nor their absence is of importance for the effectiveness of a threat of withdrawal nor for the exercise of a right of withdrawal. The notary public is required to inform the other party in each case regarding the threat and the exercise of a right of withdrawal; the failure to provide this information does not affect the validity of the delivered declarations. The rights of withdrawal of the parties to the contract expire if the respective right of withdrawal has not been exercised within two months after information is obtained regarding the grounds for withdrawal.

§ 11

Other obligations of the parties

3.	Obligations of the seller

a)	The seller will be responsible for seeing that Euroareal Verwaltungsgebäude [Euroareal Administrative Buildings] will carry out its transactions only in the customary line of business after the date of the acceptance of this document until the assignment of the company shares is effective. However, investment procedures require the buyers’ assent that they are not entitled to refuse for unrealistic reasons. Changes to existing rental contracts and/or the execution of new rental contracts require the buyers’ consent, which are entitled to make a decision based on their own discretion.

b)

After the day of acceptance of this document until the assignment of the company shares is effective, the seller is obligated to finalize no withdrawals, profit participation rights or other financial transactions that encumber Euroareal Verwaltungsgebäude, to put no corresponding resolutions into effect, and to not demand their implementation after the point in time mentioned above or to carry out other actions with a similar effect, insofar as the actions mentioned relate to profits that arise after the effective date of the transfer.

2.	Obligations of the buyers

The buyers are obligated to cause the Euroareal management to assign its claims to compensation for damages of any sort against IBU GmbH & Co. Real Estate KG (compare Attachment 3 of the annual financial statement, Attachment VI. 2 of the reference document) when the assignment of the company shares to the seller takes effect. The liability of Euroareal Verwaltungsgebäude for the valuation and existence of the claim is barred, and the seller hereby waives all claims of this type against Euroareal Verwaltungsgebäude, presuming this waiver. The same correspondingly applies for the claims controlled by § 2 Section 3 (III) and § 3 Section 3 to additional payment for increased prepayments for operating costs and payment claims of IBM Deutschland GmbH for savings of energy costs for the period of time until the effective date of the transfer.

§ 12

Severability clause

If a provision of this contract is or becomes invalid or cannot be carried out, the validity of the contract apart from that is hereby not affected. On the contrary, the parties to the contract are obligated to replace the provision that is invalid or cannot be carried out with a provision that is valid and that can be carried out that corresponds as closely as possible with the spirit and the purpose of the provision to be replaced. The same applies for an omission in the contract.

§ 13

Final provisions

1.	Together with the purchase contract regarding all company shares of Euroareal Mainz Produktionsgebäude Hechtsheimer Strasse GmbH, this purchase contract is registered in a framework document. The expenses resulting from the registration are assigned to both of the purchase contracts based on the proportion of the respective amounts mentioned in § 4 Section 2 (1). The buyers bear the expenses that result after the registration of this purchase contract, as well as the expenses for the supplementary documents mentioned in § 2 Section 1, in proportion to their purchase share. The seller bears all expenses for the release of encumbrances, including the release of encumbrances for the real estate purchased according to the provision of this contract. Apart from that, to the extent that nothing is otherwise contractually stipulated, each party to the contract bears his own existing and arising expenses and taxes. The notary public advised the parties regarding the real estate acquisition tax problem.

2.	To the extent that notarial certification is not required, changes and supplements to this contract must be in writing.

§ 14

Law, court of jurisdiction

1.	This contract is subject to German law, even if the German principles for conflict of laws refer to another legal system. However, the United Nations Convention on Contracts for the International Sale of Goods does not apply.

2.	The court of jurisdiction for all disputes from this contract and its implementation is Mainz. This also applies for claims for the security controlled in § 7 Section 2.

§ 15

Other and explanations

1.	The buyers will notify Euroareal Verwaltungsgebäude regarding the shareholder exchange according to § 16 of the GmbHG [Limited Liability Company Law].

2.	In addition, the notary public is required to make reference to the liability provisions of the GmbH law [Limited Liability Company Law], and in particular to explain that the purchaser of a company share is liable without limitation for deposits of money not made and the deficits for inadequate investments in kind by the seller and all other shareholders, and likewise for the reimbursement of any prohibited redemption payments from the capital stock and any real property tax obligation.

3.	It is made known to the investors that a good-faith acquisition of company shares is not possible. The investment circumstances reported, which are based on the information from the investors, can be audited only to a limited extent by the notary public.

4.	The shareholders’ approval for the preceding agreement regarding the division and assignment of company shares is granted below.

5.	All approvals should become effective upon their receipt by the recording notary public.

6.	The investors confirm that the recording notary public provided no tax advice.

§ 16

Approvals and assumptions of liability, Shareholders’ Meetings

In their capacity as chief executives with joint authority to sign for Euroareal Verwaltungsgebäude and for the seller, Mr. Fritz Eduard Skrzypczak and Mr. Rolf Breuer hereby grant their approval to this document and in particular to the division and assignment stipulated in § 2 Sections 3 to 5 of this memorandum. In addition, the seller irrevocably waives any pre-emption rights, purchase rights, option rights or similar rights, to which he is entitled according to the law, the articles of association or other.

The sole shareholder of Euroareal Verwaltungsgebäude, represented by Mr. Fritz Eduard Skrzypczak and Mr. Rolf Breuer, then convenes a shareholders’ meeting for Euroareal Verwaltungsgebäude and then, waiving compliance with all formalities and requirements of notice and periods allotted for service upon the parties in the sense of a plenary meeting, passes a resolution as follows:

“The specified division and sale and assignment of company shares that has yet to take place to Euroareal Mainz Produktionsgebäude Hechtsheimer Strasse GmbH to the buyer mentioned above is hereby irrevocably approved. In addition, the shareholder irrevocably waives any pre-emption rights, purchase rights or similar rights, to which he is entitled according to the law, the articles of association or other. Additional resolutions are not provided today.”

§ 17

Translation

The possible English version of this document serves merely for linguistic understanding. Only the German version is binding. In the case of any deviations or contradictions between the German version and the English version, the German version has priority.

Accepted as an attachment to the document of the notary public Wolfgang Gruntkowski in Cologne on the present day, document number 1577 for 2005.

Cologne on the 22 September 2005

[signed by several parties]

[see original for graphic; terminology glossary appears below]

Tor = gate

“Als Anlage zur Urkunde vom heutigen Tage – UR Nr. 1577 / 2005 des Notars Wolfgang Gruntkowski in Köln. Köln den 22.09.2005.” = “As an attachment to the document of the notary public Wolfgang Gruntkowski in Cologne on the present day, document number 1577 / 2005. Cologne on the 22 September 2005.”

Planinhalt = plan contents

Massstab = scale

Datum = date

Gezeichnet = signed

Lageplan = site plan

Nutzung- / Wege- /Zugangsrecht = right of use / passage / entry

Dienstbarkeit für die Kantine = easement for the cafeteria

Parkplätze von IBM [illegible] mit kurzfristiges Kündigungsrecht = parking places for IBM [illegible] with short-term right of cancellation

Parkplätze von IBM, Bestandteil des [illegible] = parking places for IBM, part of the [illegible]

Dienstbarkeit für Geb. 12 [illegible] = easement for building 12 [illegible]

Dienstbarkeit für Geb. 20/82 = easement for building 20/82

IBM Verwaltung = IBM management

PROJECT MAINZ,

Hechtsheimer Strasse

Production Buildings

PURCHASE CONTRACT

between

1.	the company with limited liability registered in the commercial register of the Cologne local court under Commercial Register [HR]B 52583 under the company name Euroareal Holding Project Mainz Hechtsheimerstrasse GmbH, with headquarters in Cologne and the business address of Jülicher Strasse 26 in 50674 Cologne,

•	the company Euroareal Holding Project Mainz Hechtsheimerstrasssse GmbH referred to herein as “seller” -

2.

a)	the company with limited liability registered in the commercial register of the Hamburg local court under Commercial Register [HR]B 93 395 under the company name Digital Realty Trust Germany 1 GmbH (previously Einhundertdreiundsechzigste Verwaltungsgesellschaft Dammtor mbH, with headquarters in Hamburg and the business address of Warburgstrasse 50 (c/o Latham & Watkins LLP), 20354 Hamburg,

b)	the limited partnership founded today under the name LBC-Digital Realty Trust Germany 1 GmbH & Co. KG with headquarters in Hamburg and the business address of Warburgstrasse 50 (c/o Latham & Watkins LLP), 20354 Hamburg,

•	Digital Realty Trust Germany 1 GmbH (previously Einhundertdreiundsechzigste Verwaltungsgesellschaft Dammtor mbH, and Digital Realty Trust Germany 1 GmbH & Co. KG are referred to herein as “buyers for 2a) and 2b)”

with the participation of the

3.	company with limited liability registered in the commercial register of the Cologne local court under Commercial Register [HR]B 42719 under the company name EuroAreal Beteiligungs GmbH with headquarters in Frechen and the business address of Kölner Strasse 9, 50226 Frechen,

4.	company with limited liability registered in the commercial register of the Bad Homburg v.d. Höhe local court under Commercial Register [HR]B 5852 under the company name Cooperative für Planen und Bauen GmbH with headquarters in Bad Homburg v.d. Höhe and the business address of Louisenstrasse 119-121 in 61348 Bad Homburg v.d. Höhe,

5.	company with limited liability registered in the commercial register of the Cologne local court under Commercial Register [HR]B 52649 under the company name Euroareal Mainz Verwaltungsgebäude Hechtsheimerstrasse GmbH with headquarters in Cologne and the business address of Jülicher Strasse 26 in 50674 Cologne,

6.	company with limited liability registered in the commercial register of the Cologne local court under Commercial Register [HR]B 52656 under the company name Euroareal Mainz Produktionsgebäude Hechtsheimerstrasse GmbH with headquarters in Cologne and the business address of Jülicher Strasse 26 in 50674 Cologne,

§ 1

Purpose of the contract

1.	With a company share of the face value of €€25,000, the seller is the sole shareholder of the company with limited liability registered in the commercial register of the Cologne local court under Commercial Register B 52656 under the company name Euroareal Mainz Produktionsgebäude Hechtsheimerstrasse GmbH with headquarters in Cologne, whose fully paid-in capital stock amounts to €€25,000.00 (in words: twenty-five thousand Euros). The company indicated above is referred to herein as “Euroareal Produktionsgebäude”.

2.	In order to simplify the implementation of this purchase contract, a reference document was created on 22 September 2004, document number 1576 for 2005 of the recording notary public. This document is also referred to herein as “reference document”. At the time of the recording, the reference document existed as a notarised copy and was delivered to the publications for review. Reference will be made to the content of the reference document. The parties hereby confirm that the content of the reference document is known to them.

3.	Of the property entered in the land register of the Mainz local court, Euroareal Produktionsgebäude is the owner

a)	of parcel 21/4, building and land, Hechtsheimerstrasse, size 4,156 m2, parcel 22/1, agricultural land, Hechtsheimerstrasse 62, size 274 m2, parcel 35/19, building and land, Hechtsheimerstrasse 2, size 203 m2, parcel 35/21, building and land, Hechtsheimerstrasse 2, size 250,683 m2, from Weisenau, page 4443, recorded real estate of the Weisenau boundary, lot 2,

b)	of parcel 145/21, public thoroughfare, Heiligkreuzweg, 9,870 m2, from Hechtsheim page 9881, recorded real estate of the Hechtsheim boundary, lot 6.

This real estate is developed with buildings 01, 02/03, 04, 05, 06, 07, 08, 11, 14, 15, 16, 17, 51, 64 and 67 shown in the site plan, as well as with parking spaces. It is also referred to herein as the “purchase real estate” and is bordered in yellow in the plan attached as

Attachment “site plan”

for more detailed orientation regarding the location of the purchase real estate from this memorandum.

4.	The following encumbrances are recorded in the land register:

Weisenau page 4443

Section II:

serial number 3	Limited personal easement (water line right, associated with usage limitations) for the City of Mainz (public utilities),

serial number 4	Limited personal easement (right to maintain water supply lines and a gas line associated with surge limitations and growth limitations for the City of Mainz (public utilities),

serial number 5	Limited personal easement (right for the installation, the operation and the maintenance of high-pressure gas lines, associated with construction and growth limitations) for Stadtwerke Mainz Aktiengesellschaft in Mainz,

serial number 8	Limited personal easement (supply and waste line right) for Stadtwerke Mainz AG, Mainz.

Section III:

serial number 1:	€€3,000,000.00 uncertificated mortgage for Debeka Bausparkasse Aktiengesellschaft, Koblenz am Rhein, in addition to 10% yearly interest,

serial number 2:	€€11,500,000.00 uncertificated mortgage for Debeka Bausparkasse Aktiengesellschaft, Koblenz am Rhein, in addition to 10% yearly interest,

serial number 3:	€€11,000,000.00 mortgage for Credit Suisse First Boston International, London, in addition to 18% yearly interest, in addition to a non-recurring auxiliary fee of 10%,

serial number 4:	Priority notice for the security for the claim to registration of a construction lien for M+W Zander D.I.B. Facility Management GmbH, Nürnberg.

Hechtsheim page 9881

Section II:

serial number 1:	Limited personal easement (power cable transit right) for Stadtwerke Mainz AG, Mainz,

serial number 2:	Easement (right of ingress and egress) for the respective owner of the real estate lot 6, number 145/20 (page 3191, volume number 660),

serial number 3:	Easement (waste water line right) for the respective owner of the real estate lot 6, number 145/20 (page 3191, volume number 660),

serial number 5:	Limited personal easement (right for the installation, operation and maintenance of four 20-kV power cables, five news cables along with accessories and the right to enter for Stadtwerke Mainz AG, Mainz.

Section III:

serial number 1:	€€3,000,000.00 uncertificated mortgage for Debeka Bausparkasse Aktiengesellschaft, Koblenz am Rhein, in addition to 10% yearly interest,

serial number 2:	€€11,500,000.00 uncertificated mortgage for Debeka Bausparkasse Aktiengesellschaft, Koblenz am Rhein, in addition to 10% yearly interest,

serial number 3:	€€11,000,000.00 certificated mortgage for Credit Suisse First Boston International, London, in addition to 18% yearly interest, in addition to a non-recurring auxiliary fee of 10%.

The content of the land register was determined on 19 September 2005. The discharge of the mortgages in favour of Debeka Bausparkasse Aktiengesellschaft was applied for by the recording notary public with an application today at the Mainz local court.

The discharge of the priority notice for the security for the claim to registration of a construction lien will be carried by the seller without delay.

5.	Euroareal Produktionsgebäude has executed the rental contracts listed in Attachment V of the reference document. They were accepted as Attachment V to the reference document.

The contracts mentioned in this § 1 Section 5 are referred to herein collectively as “rental contract”.

6.	In addition, Euroareal Produktionsgebäude executed a contract with Stadtwerke Mainz AG regarding the purchase of technical equipment, the production and the delivery of heating and cooling, as well as the purchase and the operation of the water and waste-water network and of the electrical supply network, as well as a subsequent contract K000229. These are accepted for the reference document as Attachments III. 1 and 2 in their version of 8.07.2004, and 20.08/31.08.2004.

7.	The loan secured by the purchase real estate is completely discharged according to the seller’s assertion. Financing by the CSFB took its place, whose details are provided in Attachment VIII of the reference document.

§ 2

Financing restriction/sale of company shares

1.

Both the buyer for 2a) as well as the buyer for 2b) (only collectively) reserve the right, exercisable at the latest by 19 October 2005, to withdraw from this purchase contract by means of unilateral written declaration to the seller, if the reorganization of the existing financing for the companies by CSFB sought by the buyer for 2a) and the buyer for 2b) is not effected by then. The buyers for 2a) and for

2b) decide regarding the type and content of this reorganization according to their own discretion; they are obligated merely to permit information regarding the status of the discussions between the buyers for 2a) and for 2b) and CSFB to be given to the sellers at any time.

2.	Apart from that, the seller is obligated to work with the buyers in the interest of a purchase structure that is as tax-efficient as possible. In this context, the seller will, in particular

a)	co-operate on the steps necessary, as the case may be, for a change of the status according to the United States federal income tax laws becoming effective prior to the effective date of the transfer, namely the Internal Revenue Service Form 8832 –(Entity Classification Election) with signatures, with which Euroareal Produktionsgebäude can be considered as a “partnership for United States federal tax purposes” according to US federal income tax law even before the effective date of the transfer; additional reference is made to § 7 Section 1 q).

b)

undertake everything necessary to shift the fiscal year of Euroareal Produktionsgebäude to the effective date of the transfer upon request of the buyer, in order than Euroareal Produktionsgebäude can be integrated with the buyer for 2a) into an entity for corporate and excise tax purposes from this point in time; in particular, the seller will secure the approval of the relevant tax office according to § 7 (4) clause 3 of the KStG [Corporate Tax Code] in conjunction with R 59 (3) of the KStR [Corporate Tax Code], as well as finalize a corresponding change in the articles of association of Euroareal

Verwaltungsgebäude by 31 October 2005 and apply for entry into the commercial register. The provisions provided under § 5 Section 2 (iv) remain unaffected.

c)	to allow an accounting firm to be commissioned by the buyers to perform all audits that are necessary on the basis of the requirements of the US securities law.

3.	The seller sells his company share mentioned in § 1 Section 1 free from encumbrances and free of all rights of third parties:

•	to the accepting buyer for 2a), a partial company share in the amount of €€22,500.00 (in words: twenty two thousand five hundred Euros),

•	to the accepting buyer for 2b), a partial company share in the amount of €€2,500.00 (in words: two thousand five hundred Euros), along with all rights associated with it.

4.	Upon first written request by the buyer of 2a) and 2b), the seller is hereby obligated to divide his company share of €25,000.00 in Euroareal Produktionsgebäude mentioned above into two company shares of €€22,500.00 and €€2,500.00, and to transfer them to the buyers in a separate notarised document under the delaying condition of full payment of the preliminary purchase price according to § 4 of this document.

5.	The division of the company share mentioned in § 1 Section 1, as well as in the transfer of the partial company shares sold here, will take place in a separate document under the condition precedent of the full purchase price payment according to § 4 of this document.

6.	This purchase contract is to be carried out on 1 November 2005, subject to § 5 Section 2.

§ 3

Effective date of the transfer/profit participation right

1.	The contractual effective date of transfer (“effective date of the transfer”) is the end the month following full payment of the preliminary purchase price according to § 5 Section 1.

2.	The seller is entitled to the profit participation right for the current fiscal year until the effective date of the transfer.

§ 4

Purchase price

1.	The purchase price for the company share in the amount of €€22,500.00 amounts to 90% of the preliminary and final total purchase price yet to be determined, and is to be paid by the buyer for 2a).

The purchase price for the company share in the amount of €€2,500.00 amounts to 10% of the preliminary and final total purchase price yet to be determined, and is to be paid by the buyer for 2b).

2.	The preliminary total purchase price according to Section 1 is calculated as follows:–

€€20,000,000.00

•	Plus bank balances according to the “proforma financial statement” as of 30 September 2005, yet to be created,

•	Plus accounts receivable up until 30 September 2005, according to the “proforma financial statement” as of 30 September 2005, yet to be created,

•	Less existing liabilities in each case as of 30 September 2005, and less all accrued liabilities and deferrals as of 30 September 2005, according to the “proforma financial statement” as of 30 September 2005, yet to be created.

3.	The final total purchase price is determined with a corresponding application of the preceding Sections 1 and 2. However, within the context of the calculation of the final purchase price, the financial statement on the day of valuation, to be created according to the detailed requirements of § 5 Section 6, is to appear in place of the “proforma financial statement”; the contractual effective date of transfer according to § 3 Section 1 is to appear in the place of 30 September 2005. The statement of incidental costs as of 30 September 2005, is to be created on 30 October 2005.

§ 5

Purchase price due date

1.

The preliminary purchase price is due and payable within 10 (ten) bank working days (i.e. working days (except for Saturday) on which banking institutions in Frankfurt am Main are open for general customer business and to which transfers can be made) after fulfilment of the implementation requirements according to § 5 Section 2 of this contract, but at the earliest on the last bank working day of that month in which the preceding stipulated period of 10 (ten) bank working days expires. All mentioned payments – even if not made directly to the seller (on this issue compare Section 4 below) – are made with contractual effect on the purchase price. If the preliminary total purchase price is not paid by the due date, the seller is entitled to withdraw from this purchase contract according to the detailed requirements of § 11 Section 1. Additional claims of the seller remain unaffected.

[…]

2.	The maturity of all payments pursuant to §5 Section 1 and therefore the performance of this agreement (“condition of performance”) are conditional to the furnishing of the following declarations, documentation, and/or proofs (to be furnished by the Seller):

i)	cancellation of the preliminary encumbrances registered on the basis of the priority notice recorded to secure the claim to a builder’s lien, which notice is recorded in the land registry of the Mainz District Court, von Weisenau pages 4443 and von Hechtsheim 9881, Section III, nos. 1 and 2 and on page 4443, no. 4, as well as a statement of affirmation from the notary public (no older than five business days) that no other encumbrances than those listed in §1 Section 3 are registered in the land registry except the mortgage in favour of CSFB which is cited in §1 Section 3, nor any applications for the registration of encumbrances pending at the land registry office;

ii)	expiration of the statutory prohibition of execution pursuant to Cartel Act (GWB) §41;

iii)	creation of a supplemental deed for this share purchase agreement comprising the splitting and conveyance (assignment) to the Buyers 2a) and 2b) of the shares hereby sold, subject to the condition precedent of payment of the provisional purchase price.

iv)	certified photocopies of an amendment of the charter of Euroareal Produktionsgebäude to the effect that its fiscal year ends on 31 October 2005, and that the profit transfer and controlling agreement of 15 November 2004 is cancelled effective 31 October 2005 (at the latest); as well as a commercial registry extract for Euroareal Produktionsgebäude evincing the amendment to the charter and the cancellation of the profit transfer and controlling agreement of 15 November 2004 effective 31 October 2005 at the latest.

v)	the occurrence of the conditions for maturity recited in §5 Section 2 (i) to (iv) of the purchase agreement over all shares of Euroareal Mainz Verwaltungsgebäude Hechtsheimer Strasse GmbH (Exhibit 1 of master instrument of notary public Wolfgang Gruntkowski).

3.

The notary is responsible for the determination of and notification with respect to the condition of maturity cited at §5 Section 2 (i); otherwise the parties are mutually obligated to each other to cause without delay the fulfilment of the other conditions of performance stipulated in §5 Section 2. The Buyers are entitled (but not obligated) to waive in full or in part any and all said conditions solely by a written statement to the notary. If these conditions are not met by 30 November 2005, the Buyers are entitled under §11 Section 2 to withdraw from this purchase agreement.

4.	The Seller hereby irrevocably instructs the Buyers to settle the balances owed by the Seller of Euroareal Produktionsgebäude including all interest and incidental expenses out of the provisional sale price, which amounts are to be accounted against the sale price. The remaining amount is to be paid into an account of the Seller to be named later at Commerzbank Bank AG, Bad Homburg (Sort Code 500 400 00).

5.	Timeliness of payment is determined by the date on which the payment is received by the party entitled to receive it. The Buyers go into default immediately if they do not pay on time. In such case, a late payment penalty of 8% p.a. above the base rate is charged.

6.	The calculation of the provisional purchase price is based on the “Proforma financial statement” to be created for 30 September 2005.

The Seller will take care that, within 20 (twenty) calendar days after the payment of the provisional purchase price, a financial statement including a balance sheet for the transfer date (hereinafter also “deadline balance sheet”) is created, which, pursuant to the provisions of the commercial code, is to be created in accordance with the principles of proper bookkeeping and account balancing and with consistent methods of accounting and evaluation, and which serves for determining the purchase price. The provisional purchase price stipulated in §4 may be adjusted only within the limits established by that provision, i.e. in the event that changes occur in the items “bank deposits”, “receivables”, [and/or] “liabilities, reserves and accruals and deferred items”. Only assets connected with the company’s business purpose – not including the real estate which is the subject of this sale, the development and the operation of the developed real estate – may be counted as assets; intangible assets and accounting aids may not be counted. No liabilities in connection with maintenance/repair and/or renovation activities may be entered into the deadline balance sheet or the pro forma financial statement. Repair and maintenance reserves are not entered. Obligations to correct input value-added tax pursuant to Value Added Tax Act (UstG) §15a which exist on the transfer date are to be entered in a total sum as a liability; the same applies to receivables from a correction pursuant to §15a UstG. This deadline financial statement and deadline balance sheet, which will also be reviewed in light of the foregoing requirements following an audit within the meaning of Commercial Code (HGB) §317ff., are binding on both parties as the foundation for the final purchase price calculation to be performed within the framework set forth in § 4 Sections 1 to 3, if and as long as no objections are made to the financial statement, deadline balance sheet, and audit report as of the transfer date. Objections must be filed in writing within 10 (ten) banking days after the transmittal of the financial statement and deadline balance sheet along with the audit report. They must be directed to the other party respectively. They must set forth the individual grounds regarding the extent to which the financial statement and deadline balance sheet are allegedly out of compliance with the provisions of this agreement. The minimum and maximum differential amount asserted on the basis of the objection in relation to the affected items and the resulting consequences for the company’s balance-sheet equity capital must be quantified.

7.	In the event of an objection, if the parties are unable to agree on the differential amount within an additional period of 10 (ten) banking days to begin when the other party receives the objection, then at the request of one party a neutral auditor to be appointed by both sides jointly will decide it. If the parties are unable to agree on a neutral auditor within one week after a party requests the appointment of a neutral auditor, then either party has a right to resort to the competent Wirtschaftsprüferkammer to have it appoint the neutral auditor. The neutral auditor will decide as an arbitrator, and said decision will be binding on all parties. The neutral auditor must give each party an opportunity to explain its position before making a decision; at the request of a party an oral discussion will take place. The neutral auditor must transmit its decision with the grounds therefore in writing to all parties. Code of Civil Procedure (ZPO) §§ 91 ff. applies to the costs of the arbitration proceedings. The neutral auditor, as the arbitrator, also decides on the allocation of costs with binding effect as to all parties.

8.	As soon as the parties have agreed on the final purchase price or the neutral auditor has determined it as binding, the corresponding balance shall be paid by the party owing to the other party respectively.

§6

Additional purchase price (“earn-out”)/further leasing

1.	In so far as the sum total of the net actual rents to be detailed herein below which are paid by the lessees during an earn-out period of three years to be detailed herein below is higher than €€7,005,000.00, the seller will receive an earn-out payment to be detailed below in addition to the purchase price stipulated in § 4 at the time stipulated in paragraph 5. This does not apply in so far as the Buyers exercises their right under paragraph 3 below to terminate prematurely the agreement made in this § 6 regarding the earn-out payment.

2.	A potential earn-out payment is determined as follows:

i)	The earn-out period of three years begins on the first calendar day of the month following the transfer date stipulated in § 3 Section 1 and ends upon the expiration of 36 (thirty-six) months.

ii)	Net actual rents within the meaning of the agreements made in this § 6 are the actual rental incomes for the lease of rooms minus all leasing and development costs of the lesser and all non-apportionable operating expenses and the costs of facility management, minus the legal value-added tax. The leasing and development expenses (particularly but not exclusively brokerage fees, development expenses and other incentives) are apportioned, i.e. amortized, on the basis of an interest rate of 10% over the fixed term of the lease (beginning with the agreed commencement of rent payment).

iii)

If, and to the extent that, the cumulative net actual rents paid by lessees over the earn-out period exceed €€7,005,000.00, and this occurs as a result of lease agreements with a fixed term of at least seven years (to begin with the commencement of the earn-out period), which agreements were not yet in existence when this purchase agreement was concluded, the earn-out payment is calculated from the amount above €€7,005,000.00 assessed for such leasing (“Surplus amount”). This amount is converted to an annual basis, i.e. divided by 3 (three), and subsequently multiplied by 8.3 (eight point three). A sample calculation is enclosed as

Attachment 2 “Sample calculation of earn-out payment”

iv)	To the extent that the surplus above the amount of €€7,005,000.00 cited in paragraph 1 is based on leases with a term of less than 7 (seven) years, the amount of the earn-out payment according to (iii) is limited to 50% of the actual effective rents owed during the term of the lease.

v)	If present or future tenants fail to extend their lease or fail to meet their rent payment obligations or other payment obligations, and as a result the net actual rents paid during the earn-out period are below the threshold sum of €€7,005,000.00 according to paragraph 1, there will be no earn-out payment; in other words, only the payments which actually occur (and not the payments which are owed) during the reference period (earn-out period) count toward the calculation of the earn-out payment. However, the special provision according to (vi) below remains unaffected;

vi)	Animalised lease agreements which are at an advanced stage of negotiation at the end of the earn-out period and are finalized within three months thereafter also fall under the provisions of this § 6 and are to be treated as if they were finalized during the earn-out period. The earn-out payment to be paid for these agreements is not due until the respective [lessee] has paid a full month’s rent for the first time.

3.	If the annual net actual rents actually paid do not increase by at least €€1,000,000.00 during the first 24 (twenty-four) months of the earn-out period, the Buyers can withdraw from this § 6 through a unilateral written declaration to the Seller. In such case the Seller has no claim to [a continuing]earn-out payment. The maturity provision according to paragraph 5 below remains unaffected hereby.

4.	The calculation of the earn-out payment is based on lease agreements with respect to which the lesser can opt for value-added tax. If this is not possible, the Seller must compensate the Buyers for any losses and other financial detriments it suffers with a lump sum payment to be paid by the Seller concurrent with the finalization of the lease agreement. To the extent that the settlement is offset by additional rents to be paid by the lessee, these rents are fully excluded from the calculation of the earn-out payment.

5.	The Buyers promise to calculate the earn-out payment within one month after the expiration of the earn-out period and to transmit the calculation to the Seller. This calculation is binding on the Seller if it does not object within 10 (ten) banking days. In the event of an objection, the procedure stipulated in § 5 Section 6 is to be applied accordingly. The earn-out payment is due and payable as soon as the parties agree to its amount, or the neutral auditor determines its amount as binding.

6.	The Seller will itself and/or through companies affiliated with it acquire additional tenants for the purchase property and in particular use best efforts to utilize its business relationships with local and regional officials for such purpose, and will use sustained efforts to bring about the further development of the purchase property as a technology centre that is integrated into the surrounding regions. This will entail the activation, use, and optimisation of the synergies offered by the high-tech, medical tech, biotech, and pharmaceuticals companies which are already located on the purchase property. The Buyers alone have sole discretion to decide on the concluding of lease agreements with tenants suggested by the Seller.

§ 7

Guarantees and quality agreements of the Seller

1.	Seller’s guarantees

Through this independent guarantee, the Seller warrants to the Buyers the following facts:

a)	The statements in § 1 of herein are true. The shares sold have been neither given nor taken in pledge nor are otherwise encumbered by the rights of third parties (including voting obligations, voting rights or profit sharing rights) or by restraints on alienation or disposition of any kind. The Seller and Euroareal Produktionsgebäude are duly established limited liability corporations under German law; Euroareal Produktionsgebäude has a registered capital of €25,000.00. The Seller is the only shareholder of Euroareal Produktionsgebäude. The information in the commercial registry extract regarding the Seller and Euroareal Verwaltungsgebäude corresponds to the actual circumstances. The Seller has an unlimited right to make and execute this agreement and to dispose of the shares, nor do said actions result in the breach of any duties under the partnership agreement or other contracts to which the Seller or Euroareal Produktionsgebäude is bound. The shares are not subject to any rights of pre-emption or acquisition of third parties.

b)	All contributions for the shares have been fully paid and have been neither wholly nor partly reclaimed; nor is there any duty to make subsequent contributions.

c)	No profit allocation resolutions regarding Euroareal Produktionsgebäude which relate to the period after the transfer date have been passed, and no advance payments of profits which will not accrue until the transfer date have been made or promised.

d)

There are no company-transfer agreements of any kind with Euroareal Produktionsgebäude and its affiliates, i.e. shares thereof, particularly not within the meaning of Stock Corporations Act (AktG) §§§ 291, 292; there have been no reorganization resolutions passed or any other measures encompassing reorganization, particularly pursuant to the Law on the

Transformation of Companies (UmwG), nor any existing silent partnership agreements, sub-partnerships, profit participation loans or other agreements, nor options or similar rights thereto. Euroareal Produktionsgebäude is not a member of an actual group of affiliated companies.

However, the Buyers are aware that a value-added tax group exists among the Seller, Euroareal Beteiligungs GmbH and its affiliates, and Euroareal Produktionsgebäude. But no VAT arrears exist either on the part of the Seller, Euroareal Beteiligungs GmbH and its affiliates, or Euroareal Produktionsgebäude.

e)	The shares sold constitute the entire registered capital of Euroareal Produktionsgebäude; the Seller is the sole shareholder of Euroareal Produktionsgebäude; there are no third-party claims of any kind whatsoever to the acquisition of shares.

f)	Bankruptcy proceedings have not been instituted in relation to the assets of Euroareal Produktionsgebäude or the Seller’s assets. There has been no petition to institute such proceedings, nor is there any valid legal requirement that they be instituted, nor are they imminent for any other reason. Neither the Seller nor Euroareal Produktionsgebäude is insolvent or overindebted.

g)	The partnership agreement corresponds to the certificate of incorporation dated 18.03.2004 which is provided in Attachment

VII.1 as the reference document. There are no other agreements or resolutions relating to the partnership agreement.

h)	Euroareal Produktionsgebäude owns the purchase property described in detail in § 1(3) including all buildings thereon; the only encumbrances on said property are those recited in § 1(4); Euroareal Produktionsgebäude is also the absolute owner of all other assets including all claims, credits, and liquid assets, which

i)	are included in the annual financial statement or in the “pro forma financial statement” per 30 September 2005,

ii)	it has subsequently acquired after 30 September 2005,

iii)	it needs in order to fulfil its contractual duties.

No third party has rights thereto. Additions to and deductions from the property assets have occurred only in the ordinary course of business. The ownership of the purchase property, including all buildings and technical equipment and facilities thereon, is disposable in a scope which allows Euroareal Produktionsgebäude to fulfil all obligations with respect to leasing under the lease agreements enclosed in Attachment V. of the reference document.

i)	Euroareal Produktionsgebäude holds no interests in other companies; in particular, it holds no partnership rights or participation rights as to other companies, be they partnerships, corporations, or commercial companies, and is not bound by any partnership agreements accordingly.

j)	Up to the present day, the only existing of impending liabilities of Euroareal Produktionsgebäude are those cited in the balance sheet of Euroareal Produktionsgebäude from 31.12.2004 which is enclosed in Attachment VII.2 of he reference document and those cited in the “pro forma financial statement” which will be created. All receivables declared for the transfer date in the “pro forma financial statement” to be created or in the financial statement including the deadline balance sheet are recoverable (collectible).

k)	The annual financial statement of Euroareal Produktionsgebäude as of 31 December 2004 and the “pro forma financial statement” to be created comply with the provisions of the commercial code and the principles of standard bookkeeping and account balancing and employ consistent balancing and evaluation methods; the financial statements are complete and accurate, they give an accurate picture of the asset and earnings situation of Euroareal Produktionsgebäude; there is no reason to fear possible adverse changes of the asset and earnings situations. All reserves, value corrections and suchlike which constitute asset reducing or liability increasing items – with the exception of reserves for building related repairs and maintenance or reserves for the additional payment of operating expenses – have been calculated and disclosed accurately and completely.

l)	Euroareal Produktionsgebäude has paid, or has withheld and remitted, all taxes and public charges and, to the extent not paid or remitted, has deferred said taxes and charges in the balance sheet of the annual financial statement, the balance sheet of the “pro forma balance sheet” to be created, and the deadline financial statement, for future taxes and charges as well, and has reduced its equity capital accordingly. Furthermore, it has given and filed on time, completely, and truthfully all declarations required by tax and other government authorities. There are no outstanding tax assessment notices in relation to Euroareal Produktionsgebäude.

m)	Euroareal Produktionsgebäude has not undertaken any open or hidden dividends. All service relationships with affiliated companies bear comparison with external relationships and otherwise satisfy all tax conditions for recognition.

n)	The refinancing actions (Debeka and CSFB) of the real estate holdings of Euroareal Produktionsgebäude in 2004 and 2005 did not result in any tax liabilities, particularly tax liabilities on the basis of hidden dividends.

o)	All invoices to or from third parties, in particularly for rents pursuant to leases, have been presented by or to Euroareal Produktionsgebäude in such a way as to comply with the legal provisions of the Value-Added Tax Act, and particularly the input VAT as of the date claimed or the date used has been deducted in compliance with legal requirements.

p)	In leasing the purchase property, Euroareal Produktionsgebäude has elected an effective VAT option that allows all the VAT stated in the invoices that list it as the recipient of the corresponding deliveries or other services to be treated as refundable or offsettable input tax.

q)

Euroareal Produktionsgebäude has not filed a petition to change its status within the meaning of the United States federal income tax code, namely any petition according to Treasury Regulation Section 301-7701-3(c) on Internal Revenue Service Form 8832 (Entity Classification Election); currently the interpretation of Euroareal Produktionsgebäude within the meaning of the US Federal Income Tax Code is the interpretation according to Treasure Regulations Section 301-7701-3(b)(2). The company has no other assets (in the past either) other than the purchase property with the buildings, annexed personal property (fittings and fixtures), cash in hand, bank deposits and claims such as claims for rent which derive from the running leasing business; the company does not have (and never had in the past) any stocks, loans, debenture bonds, or other dividend papers, nor has the company have made any advance payments to an emitter of securities (including affiliated companies or tenants); the company is not, and has never been, party to a lease agreement over personal property except for lease agreements relating to a combination of personal property and real property where the rents for the personal property amounts to les than 10% of the total rents (calculate on the basis of the average market value of the personal property at the beginning and end of the fiscal year relative to the average market value of the real property including the personal property at the beginning and end of the respective fiscal year); and Euroareal Produktionsgebäude also has not earned more than USD 20,000.00 in income in a calendar year from sources other than rents and interest on bank deposits.

r)	Euroareal Produktionsgebäude has not entered an employment relationship with any person, its managers not excepted.

s)	The mortgages cited in § 1 Section 4 and § 5 Section 2 (i) secure the liabilities of Euroareal Produktionsgebäude only, i.e. not the liabilities of third parties or affiliated companies.

t)	Euroareal Produktionsgebäude has satisfied fully and finally all obligations resulting from the loan granted by Debeka Bausparkasse AG. Euroareal Produktionsgebäude has no further liabilities as a result of, or in connection with, loan agreements, particularly vis a vis the Seller. Furthermore, Euroareal Produktionsgebäude satisfied all liabilities resulting from the loan agreement with CSFB by the transfer date.

u)	The purchase property is free of obligations to construct or maintain, unrecorded easements, and no restrictions according to the law of neighbours except such encumbrances as are contained in § 1 Section 4 in conjunction with Attachments I.7-8 and I.11-12 of the reference document.

v)	In the buildings standing on the purchase property, there is no asbestos requiring immediate removal pursuant to the respective official regulations.

w)	The plan for voluntary soil air decontamination enclosed as Attachment IX will be completed by 30.06.2006.

2.	Quality agreements

The Seller further warrants, with respect to an agreed quality for purposes of the Seller’s legal or contractual warranty liability, that the following statements are true as of today and will be true as of the transfer date:

a)	As of the transfer date, all development assessments pursuant to Building Code (BauGB) §§§ 123 ff. and other public charges pursuant to the Municipal Charges Act and the corresponding municipal codes, as well as cost reimbursement claims, amounts for discharge and compensation, and other public assessments due for the currently existing development of the purchase property for the uses on which this purchase agreement is based, have been paid in full; the same is true of the connection to the public water and sewer supply and the power supply.

b)	For all buildings on the purchase property, all the required building and use permits have been obtained unconditionally and indefinitely, including parking lot documentation and all other official permits, and all obligations required in the permits granted have been met. This also applies to the directions/obligations under the current fire code and corresponding official regulations. The units that are still rentable in buildings 01 and 11 correspond to the requirements for the use of clean rooms by high-tech companies, medical tech companies, biotech companies, and pharmaceutical companies.

c)	Euroareal Produktionsgebäude has, and had in the past, insurance which it is contractually required to hold; it was and is further insured, in the amounts cited in Attachment II of the reference document, against risks against which this kind of company, exercising ordinary care, is usually insured.

d)	Euroareal Produktionsgebäude is not in arrears with any premium payment, and there do not exist any circumstances that call into question the continuation of the insurance. Copies of the corresponding insurance policies are enclosed as Attachment II.3 and 4 to the reference document. Euroareal Produktionsgebäude has not filed any claims or requested any coverage commitments in relation to the insurance policies.

e)	Except for the agreements cited in § 1, copies of which are enclosed in attachment to the reference document, in the versions cited therein and with contents as they appear in the reference document, and except for standard agreements on proper management of the real estate, Euroareal Produktionsgebäude is not bound by any agreement, particularly not the following:

i)	agreements with the Seller, companies affiliated with the Seller, or relatives with in the meaning of the Fiscal Charges Regulations (Abgabenordnung) § 15,

ii)	rental and lease agreements over real property,

iii)	employment, hiring, and service agreements of any kind except for management agreements, but the latter without remuneration or buy-out obligations,

iv)	support commitments and promises to share profits;

v)	collective labour agreements and plant agreements,

vi)	loan agreements,

f)	The agreements enclosed with the reference document are enclosed in full; no amendments, additions, or collateral agreements have been made,

g)	The agreements concluded by Euroareal Produktionsgebäude have not been terminated up to the present day. Terminations of these agreements by the other party are not imminent at the present time, and there exist no circumstances or reasons that would justify such termination. No defaults in performance have occurred with respect to these agreements.

h)	All rental agreements of Euroareal Produktionsgebäude (Attachment V of reference document) with a remaining term of more than one year satisfy the formal requirements per German Civil Code §§§ 550, 126.

i)	There exist no advance disposals of rent, no advances on building costs subject to refund by the Seller, and/or no other refundable advances by tenants.

j)	There are no collateral agreements with tenants, neighbours, or government officials which are not apparent from the attachments to the reference document.

k)	No agreement exists with Euroareal Produktionsgebäude and/or the Seller or a company affiliated therewith which causes adverse legal consequences to Euroareal Produktionsgebäude in the event of a change of shareholders at Euroareal Produktionsgebäude.

l)	Euroareal Produktionsgebäude is not subject to any special restraints on competition of a private-legal or public-legal nature.

m)	Euroareal Produktionsgebäude enjoys an unchallenged, permanent right of use with respect to all copyrighted maps, expert opinions, and computer software which is necessary and actually used for maintaining and operating the buildings.

n)	Neither the Seller nor Euroareal Produktionsgebäude is involved in proceedings before government courts, arbitrators, or other authorities or government institutions. Nor have the Seller or Euroareal Produktionsgebäude been threatened with such proceedings.

o)	The Seller assumes liability to the Buyers for damages, detriments and expenses resulting from the existence of environmental contamination of the ground water, soil, and/or buildings, which has occurred hitherto or may yet occur due to their present condition, for which claims may be lodged against the Buyers or Euroareal Produktionsgebäude. The liability includes obligations or claims of third parties under civil law and public law. To the extent that stipulations are made in the purchase agreement (Attachment IV 2 to reference document) respecting environmental damage which was established hitherto, the Seller is liable only to the extent that measures must be taken in order to guarantee that the use of the purchase property and buildings and building structures by the owner and the tenant at the time is not impaired or at risk of a diminution of rent.

p)	Recourse within the meaning of the Federal Soil Protection Act § 24(2) against Euroareal Produktionsgebäude or the Buyers is excluded; to the same extent the Seller waives its claims against the Buyers and Euroverwaltungsgebäude as a result of or in connection with environmental impact.

3.	Other agreements

The Seller and Buyers further agree as follows:

a)	To the extent that claims exist against the Seller on the basis of provisions for the protection of the registered capital of Euroareal Produktionsgebäude, the Seller undertakes, by this purchase agreement also, that it will satisfy said claims.

b)	To the extent that the deadline financial statement discloses a deficiency which is not covered by the equity capital, the Seller promises to settle said deficiency. To the extent that the Seller has made payments to Euroareal Produktionsgebäude before the transfer date for this purpose, which add to the bank deposits stated in the deadline financial statement, the final purchase price will not be increased due to this bank deposit when it is calculated per § 4 Sections 2 and 3.

c)	Upon receiving a corresponding request from the Buyers, the Seller will declare its consent to the technical due diligence reports which are arranged by CFSB in connection with the financing it provides being “addressed” to the Buyers as well, so that the Buyers may bring potential claims against the author of the report. In the event of such a request, the Buyers must pay 50% of the expenses for creating the respective report to which the Buyers’ request relates and the transmittal expenses.

d)	The Buyers take notice of the Seller’s intent that the water house which is operated by Euroareal Produktionsgebäude in building 02/03 on the purchase property of [sic] should undergo economic optimisation.

This includes potentially outsourcing the water house. The Seller declares that operating expenses additionally incurred by Euroareal Produktionsgebäude for this purpose are assessable.

§ 8

Special liability of the Seller and Euroareal Produktionsgebäude GmbH

1.	Release

The Seller releases the Buyers and Euroareal Produktionsgebäude from potential claims by third parties, also in relation to future circumstances, in the following cases:

a)	The Seller on first request will release Euroareal Produktionsgebäude from all liabilities which may reach it on the basis of joint and several liability for the Seller’s and its affiliates’ obligations. This applies particularly to joint and several liabilities or joint liabilities of Euroareal Produktionsgebäude and the Seller arising from or in connection with the agreement with IBM Deutschland GmbH dated 21/24 May 2005 (Attachment V.4 of reference document);

b)	The Seller releases Euroareal Verwaltungsgebäude and the Buyers from any and all tax claims based on the existence and/or termination of the profit-and-loss transfer agreement cited in § 5 Section 2 (iv) and will compensate them for any losses that have resulted or will result therefrom but only to the extent that absolutely sufficient reserves have not been set aside for this purpose.

c)	The Seller releases Euroareal Verwaltungsgebäude and the Buyers from all payment obligations in relation to taxes and public charges for facts [sic] up to the transfer date, to the extent that the deadline balance sheet does not include any reserves, or if it does, insufficient reserves for this purpose. The Seller promises to release the Buyers and Euroareal Produktionsgebäude from all payment obligations and other detriments which occur if the independent warranties contained in § 7 Section 1(d), (l), (m) and (n) are untrue. § 9 Section 1 remains unaffected.

2.	Surety of Euroareal Beteiligungs GmbH and CPB Cooperative für Planen und Bauen GmbH

Upon the finalization of this purchase agreement, Euroareal Beteiligungs GmbH and CPB Cooperative für Planen und Bauen GmbH become personal sureties, respectively, of all the Seller’s obligations under this agreement. Claims of the Buyers based on these sureties lapse after a five- year period, to begin at the end of the day on the transfer date.

§ 9

Seller’s liability

1.	Warranties

The warranties given in § 7 Section 1 are governed by the respective legal rules.

2.	Quality agreements and release obligations

If one of the quality agreements given in § 7 Section 2 is wholly or partly untrue, at the Buyers’ request the Seller must:

i)	pay the Buyers cash compensation or,

ii)	create a condition at Euroareal Produktionsgebäude which corresponds to the agreed quality,

iii)	release the Buyers,

iv)	pay Euroareal Produktionsgebäude cash compensation

v)	release Euroareal Produktionsgebäude.

§ 10

Lapse

1.	Lapse of the warranty claims

Claims based on the untruth of warranties made in § 7 Section 1 lapse in 10 (ten) years.

2.	Lapse of claims based on quality agreements

Claims of the Buyers based on the untruth of the quality agreements in § 7 Section 2 lapse in five years.

3.	Lapse of claims based on taxes

Claims of the Buyers based on taxes or public charges lapse six months after the date on which the corresponding tax or public charge, i.e. the liability amounts, were (materially) finally and absolutely assessed against Euroareal Produktionsgebäude, but no sooner than five years thereafter. Paragraph 1 remains unaffected.

4.	Lapse of release claims

The Buyers’ release claims lapse in five years; longer limitations periods for claims based on the untruth of warranties or based on tax risks remain unaffected.

5.	Beginning of limitation period

Said limitations periods begin at the end of the day on the transfer date.

§ 11

Rights of Withdrawal

1.	Seller’s right to withdraw

The Seller has a right to withdraw from this purchase agreement if the Buyers are in arrears on the payment of the provisional purchase price for longer than ten banking days, and an additional period of at least another ten banking days, which the Seller grants the Buyers in writing (per courier and, as provided in paragraph 3, by fax) under threat of withdrawal, expires without results.

2.	Seller’s right of withdrawal

The Seller has a right (only jointly) to withdraw from this purchase agreement by written declaration (per courier and telefax), provided that the conditions of maturity-performance pursuant to § 5 Section 2(i) to (iv) of this agreement or the conditions of maturity-performance per § 5 Section 2(i) to (iv) of the agreement on Euroareal Mainz Verwaltungsgebäude Hechtsheimer Strasse GmbH which is finalized today have not been fully brought about by November 30, 2005. the Buyers (only jointly) have a further right to withdraw from this agreement by written declaration if they simultaneously withdraw from the agreement on Euroareal Mainz Verwaltungsgebäude Hechtsheimer Strasse GmbH which is finalized today, or the agreement on Euroareal Mainz Verwaltungsgebäude Hechtsheimer Strasse GmbH which is finalized today is voided in connection with compensatory damages to be paid to the Buyers. Other legal rights of withdrawal on the part of the Buyers, namely based on the breach of the Seller’s warranties, remain unaffected.

3.	Exercising the rights of withdrawal

The right of withdrawal must be exercised by a written declaration (per courier and telefax) to the other party to the attention of the notary, whom the parties hereby irrevocably authorize to receive both the declarations warning that withdrawal rights will be exercised and the withdrawal declaration itself. The withdrawal declaration is effective (only) upon receipt of the declaration by the notary by messenger. Fax messages serve only for informing the parties involved neither its receipt nor its omission is material to the effectiveness of a warning of withdrawal or the exercise of withdrawal rights. The notary is responsible for notifying the other party immediately of the warning and the exercising of rights of withdrawal; the omission of such notice will not affect the validity of the declarations. The rights of withdrawal of the parties are extinguished immediately two months after the date on which notice of the grounds of withdrawal is received if the respective withdrawal rights have not been exercised by then.

§ 12

Other duties of the Seller

1.	The Seller will take care that Euroareal Produktionsgebäude conducts its businesses exclusively in the ordinary course from the date of the adoption of this document until the assignment of shares goes into effect. Investment measures require the approval of the Buyers, which may not refuse it for irrelevant reasons.

Amendments to existing lease agreements and/or the concluding of new lease agreements require the approval of the Buyers, who are entitled to decide at their own discretion.

2.	The Seller promises not to resolve to undertake, from the date on which this document is adopted until the assignment of shares goes into effect, any withdrawals, profit sharing rights, or other financial transactions to the debit of Euroareal Produktionsgebäude, to carry out any potential corresponding resolutions, or, after the above referenced date, to demand their execution or to take other actions with a similar effect, to the extent that said actions relate to profits which arise after the transfer date.

§ 13

Severability

If a provision of this agreement is invalid or is or becomes unperformable, the validity of the agreement is otherwise unaffected. The parties promise that the invalid or unperformable provision will be replaced with a valid and performable provision, which best corresponds to the spirit and purpose of the original provision. The same applies to loopholes accordingly.

§ 14

Final provisions

1.	This purchase agreement is recorded together with the purchase agreement covering all shares of Euroareal Mainz Verwaltungsgebäude Hechts-Heimer

Strasse GmbH in a master document. The costs for recording are allocated to the two purchase agreements according to the ratio of the amounts cited in § 4 Section 2 paragraph (1). The costs thus allocated to the Buyers, in addition to the costs for the addendum cited in § 2 Section 1, are borne by the Buyers in proportion to their purchase shares. All costs for clearing encumbrances, including clearing encumbrances on the purchase property pursuant to this agreement, are borne by the seller. Otherwise, unless otherwise agreed, each party bears the costs and taxes that have accrued, or will accrue, to it. Potential land purchase taxes are borne by the Buyers. The notary has advised concerning the land purchase tax issue.

2.	In so far as notarised form is not prescribed, amendments and additions to this agreement must be in writing.

§ 15

Rights, jurisdiction

1.	This agreement is governed by German law, including in cases where the German conflicts-of-law rule points to another legal system. On the other hand, the UN law on sales does not apply.

2.	Mainz is the jurisdiction for all disputes arising under this agreement and its performance. This also applies to the claims arising under the suretyship stipulated in § 8 Section 2.

§ 16

Miscellaneous and instructions

1.	The Buyers will instruct Euroareal Produktionsgebäude about the change of shareholders pursuant to the Law on GmbH’s § 16.

2.	The notary has further made reference to the liability provisions of the Law on Limited Companies, particularly to the fact that the buyer of a share assumes unlimited liability for unpaid cash contributions and potentially for deficiencies resulting from inadequate contributions in kind of the Seller and all other shareholders; similarly for refunding potentially prohibited repayments back into the registered capital and for a potential land purchase tax liability.

3.	The parties are aware that a bona fide acquisition of shares of a business is impossible. The stated participation ratios, which are based on statements of the participants, are verifiably by the notary only to a limited degree.

4.	The approval of the shareholders of the foregoing agreement on the splitting and assignment of shares is given below.

5.	All approvals become effective when received by the notary.

6.	The participants affirm that the notary has not provided any tax advice.

§ 17

Approvals and assumptions of liability, shareholder meeting

Messrs. Fritz Eduard Skrzypczak and Rolf Breuer, in their capacity as managers of Euroareal Produktionsgebäude and of Seller with joint power of attorney, do hereby state their approval of this document and particularly the split and assignment agreed in § 2 Section 3 to 5 of this copy. The Seller waives irrevocably any and all rights of pre-emption, purchase, option, or similar rights, whether deriving from statutory law, the partnership agreement, or any other source.

The sole shareholder of Euroareal Produktionsgebäude, by and through Messrs. Fritz Eduard Skrzypczak and Rolf Breuer, do convene a shareholder meeting of Euroareal Produktionsgebäude and, dispensing with all formalities and regulations for convocation and all notice periods with respect to a plenary meeting, do resolve the following:

“The stipulated split and the sale and future assignment of the shares of Euroareal Mainz Produktionsgebäude Hechtsheimerstrasse GmbH to the named Buyers is hereby irrevocably ratified. The shareholder further waives irrevocably any and all rights of pre-emption and purchase and similar rights, whether deriving from statute, the partnership agreement, or any other source. No other resolutions are passed today.”

§ 18

Translation

The English version of this document serves solely for linguistic comprehension; only the German version is binding. In the event of discrepancies or inconsistencies between the German and English versions, the German version takes precedence.

Taken in attachment to the document of notary public Wolfgang Gruntkowski of Cologne, on this day, UR.No. 1577 in 2005.

Cologne, 22 September 2005

[See source for signatures.]

[see original for graphic; terminology glossary appears below]

Tor = gate

“Als Anlage zur Urkunde vom heutigen Tage – UR Nr. 1577 / 2005 des Notars Wolfgang Gruntkowski in Köln. Köln den 22.09.2005.” = “As an attachment to the document of the notary public Wolfgang Gruntkowski in Cologne on the present day, document number 1577 / 2005. Cologne on the 22 September 2005.”

Planinhalt = plan contents

Massstab = scale

Datum = date

Gezeichnet = signed

Lageplan = site plan

Nutzung- / Wege- /Zugangsrecht = right of use / passage / entry

Dienstbarkeit für die Kantine = easement for the cafeteria

Parkplätze von IBM [illegible] mit kurzfristiges Kündigungsrecht = parking places for IBM [illegible] with short-term right of cancellation

Parkplätze von IBM, Bestandteil des [illegible] = parking places for IBM, part of the [illegible]

Dienstbarkeit für Geb. 12 [illegible] = easement for building 12 [illegible]

Dienstbarkeit für Geb. 20/82 = easement for building 20/82

IBM Verwaltung = IBM management

[in English]

As Appendix 2 to Deed dated this day - Roll no. 1577/2005 of Notary Wolfgang Gruntkowski in Cologne. Cologne 22.09.2005. [signatures]

I.

Acceptance

In accordance with the deed of the authenticating Notary, dated 22 September 2005, Deed No. 1577 for the year 2005, the Seller has submitted to the Purchasers the offer to conclude a Framework Contract for the purchase in respect of:

a)	Euroreal Mainz Verwaltungsgebäude Hechtsheimerstrasse GmbH,

b)	Euroreal Main Produktionsgebäude Hechtsheimerstrasse GmbH.

In accordance with the deed of the authenticating Notary, dated 10 October 2005, Deed No. 1660 for the year 2005, the Seller extended the set period for acceptance of the above-mentioned offer until 19 October 2005.

The Purchasers hereby accept this offer in its entirety. With this acceptance, the above-mentioned Framework Contract and the Purchase Contract appended to the Framework Contract as Annexe 1 in respect of all of the shares in Euroreal Mainz Verwaltungsgebäude Hechtsheimerstrasse GmbH (hereinafter the “Administrative Building Purchase Contract”) and the contracts appended to the Framework Contract as Annexe 2 in respect of all of the shares of Euroreal Mainz Produktionsgebäude Hechtsheimerstrasse GmbH (hereinafter the “Production Building Purchase Contract”) come into formal effect.

II.

Modification of individual contractual conditions

The Seller and the Purchasers hereby agree to the following changes in the above-mentioned set of contracts:

1.	In accordance with § 2 Section 2 c), the following insertion is made as d) in both the Administrative Building Purchase Contract and the Production Building Purchase Contract:

“In the implementation of this Purchase Contract, the Seller provides an undertaking, with payment of the amount due on execution as a condition precedent, to cooperate in the dismissal of the present Managing Director and the appointment of one or a number of new managing directors.”

2.	Furthermore, the following insertion is made as e) in § 2 Section 2 of the Production Building Purchase Contract:

“The Purchasers intend to have the Clean Room and what is termed the ‘Water House’ located in Building 02/03 operated and managed by another company. Within the context of what is legally possible, the Seller undertakes to take steps to ensure that in the execution of this Purchase Contract, the Euroreal Produktionsgebäude (Production Building) will cooperate in all measures to be carried out in connection with this.”

3.	§ 2 Section 7 of the Administrative Building Purchase Contract and § 2 Section 6 of the Production Building Purchase Contract respectively, are reworded as follows:

“This Purchase Contract is to be implemented on 31 October 2005 at 24:00, subject to the arrangements in § 5.2.”

4.	In accordance with § 4 Section 3, the following § 4 Section 4 is to be inserted in the Administrative Building Purchase Contract and in the Production Building Purchase Contract respectively:

“The Seller provides an undertaking to submit by 25 October 2005 a set of annual accounts for the year to 31 December 2004 and the “Proforma Statement” as per 30 September 2005 still to be produced. The “Proforma Statement” as per 30 September 2005 must take into full account all of the existing obligations in respect of CSFB and all other obligations and contingent obligations, in particular in respect of taxes. This applies correspondingly for the annual accounts for the year to 31 December 2004.

The Purchasers are entitled to check for themselves the annual accounts for the year up to 31 December 2004 and the “Proforma Statement” as per 30 September 2005 or to have them audited at their own cost by a business auditing company to be nominated by themselves. If the Purchasers should have any reservations about the provisional purchase price calculated on the basis of these accounts, then the difference between the provisional purchase price calculated as by the Seller and that calculated by the Purchasers, having taken into account their reservations, is to be paid into a third-party account of the authenticating Notary, the details of which account are still to be notified. As soon as the parties have reached agreement on the final purchase price after submission of the statement for the reference date, or the final purchase price has been bindingly calculated by the neutral auditor through application of the procedure as per § 5 Section 8 [erroneously designated as § 5 Section 6 in the Administrative Building Purchase Contract in the deed of the authenticating Notary dated 22 September 2005, Deed No. 1577 for the year 2005], then the amount paid into the third-party account is to be paid out to the parties proportionately to their respective entitlements. The payment of the final purchase price remains unaffected by the above-mentioned arrangement.

The annual accounts for the year up to 31 December 2004, to be submitted by the Seller by 25 October 2005, shall represent those accounts on which the Seller’s guarantees shall be based. In this connection, the parties shall make it clear that the circumstances of which the Purchasers have become aware within the context of their due diligence activities shall in no way restrict these guarantees from the Seller. To this extent, § 254 of the BGB / Civil Code is excluded.”

5.	The Purchasers are entitled to withdraw from these contractual arrangements if, by 25 October 2005, the Seller has not submitted the accounts stipulated in Point 4. (by fax or by e-mail to Deloitte & Touche, Frankfurt). In this case, the costs of notarial authentication will be borne by the Seller, this without prejudice to any further claims on the part of the Purchaser.

6.	§ 5 Section 4 of the Administrative Building Purchase Contract is reworded as follows:

“The Seller hereby irrevocably instructs the Purchaser to settle by means of offsetting against the purchase price the following:

a)	the balances owed by the Purchaser to Euroreal Administrative Building, inclusive of all interest and accessory claims, and

b)	the claim held by Debeka Bausparkasse AG to the amount of € 3,627,889.78 (in words: three million, six hundred and twenty-seven thousand, eight hundred and eighty-nine euro and 78 eurocents),

From the remaining amount, a deduction to the amount of € 800,000.00 (in words: eight hundred thousand euro) is to be made. The Purchasers are entitled to settle from this amount by way of offsetting against the purchase price, all taxes and levies owed by Euroreal Verwaltungsgebäude and/or Euroreal Produktionsgebäude along with other debts not, or not completely, taken into account in the “Proforma Statement” as per 30 September 2005 to be produced for each of the companies, these taxes and levies relating to the period up to the transfer reference date and for which the Seller has not in the respective “Proforma Statements” as per 30 September 2005 shown any reserves with the effect of reducing equity capital. Any amount remaining after these debts are settled is to be paid into the Seller’s account as detailed in the next sub-paragraph, after that point in time at which the corresponding taxes or levies, or amounts of liability, have been determined finally (and materially) to be legally valid in respect of Euroreal Verwaltungsgebäude or Euroreal Produktionsgebäude, as the case may be.

The Seller is entitled to request that the retained amount of EUR 800,000.00 be paid out on submission of a tax and levies statement (also) subject to inspection, in respect of the two companies being sold off here, conditionally on the Seller providing for the Purchasers a directly liable banker’s guarantee without limit of time, issued by a financial institution subject to German banking supervision. This guarantee shall expire as soon as the statements on taxes and levies become final and materially legally valid.

The amount remaining after deduction of the amounts specified in the two preceding sub-paragraphs is to be paid into an account of the Seller still to be notified, held with Commerzbank AG, Bad Homburg (Sort Code 500 400 00), subject to the conditions set out in § 4 Section 4.”

7.	§ 5 Section 4 page 2 of the Production Building Purchase Contract is reworded as follows:

“The remaining amount is to be paid into an account of the Seller still to be notified, held with Commerzbank AG, Bad Homburg (Sort Code 500 400 00), subject to the conditions set out in § 4 Section 4.”

8.	The Purchasers provide the Seller with an undertaking that they will produce, submit and, if relevant, appeal in respect of the annual accounts for 2005 and tax declarations for the period of time up to the transfer reference date. The Purchasers are obliged to impose the above-mentioned obligation on any subsequent legal successor. In the event of differences of opinion, the matter will be decided by the neutral auditor to be nominated jointly by the two sides. The stipulated arrangement for the binding calculation of the definitive purchase prices shall apply correspondingly.

III.

Seller’s affirmation

The Seller provides the following affirmation:

The Control Contract and Profit Transfer Agreement concluded on 15 November 2004 between Euroreal Holding Projekt Mainz Hechtsheimerstrasse GmbH and Euroreal Mainz Verwaltungsgebäude Hechtsheimerstrasse GmbH (designated erroneously in the last-mentioned contract as “Euroreal Mainz Verwaltungsgebäude GmbH”) was cancelled on

31 December 2004. A copy of the Cancellation Agreement is attached to this deed. It fully and correctly sets out the agreements reached between the parties on this date. The above-mentioned Control Contract and Profit Transfer Agreement was subject to a condition precedent which did not come into effect. Accordingly, the above-mentioned Control Contract and Profit Transfer Agreement of 15 November 2004 remains in force to the present day, along with the arrangements stipulated therein.

IV.

Miscellaneous

All formal approvals shall become effective on being received by the authenticating notary.

The parties involved expressly confirm that under their own responsibility they have had the above-mentioned set of contracts checked by their legal advisers, from the commercial point of view and also, in particular, in respect of fiscal law and the law on contracts.

The above Agreement and Annexe were read out to the parties present by the Notary, approved by them and signed in their own hand, by themselves and the Notary, as below:

(signatures)

Cancellation Agreement

between the limited liability company operating under the business name of Euroreal Holding Projekt Mainz Hechtsheimerstrasse GmbH with its head office in Cologne,

- as the Controlling Company -

and the limited liability company operating under the business name of Euroreal Mainz Verwaltungsgebäude GmbH with its head office in Cologne,

- as the Controlled Company -

The Control Contract and Profit Transfer Agreement concluded on 15 November 2004 is cancelled on substantive grounds due to the intention to sell off the Controlled Company under the condition precedent of transfer of the shares in the company. This breaches no rights of any third parties.

If any individual provisions in this Contract should be, or become, invalid, this in no way affects the validity of the Contract as a whole. Both Parties to the Contract shall replace the invalid provision with another provision which as closely as possible approximates the commercial intent of the invalid provision.

Cologne, 31 December 2004

(signature)

Euroreal Holding Projekt Mainz
Hechtsheimerstrasse GmbH

(signature)

Euroreal Mainz Verwaltungsgebäude GmbH

As Annexe to the Deed of this day

- Deed No. 17231 2005 of the Notary

Wolfgang Gruntkowski in Cologne

Cologne, 19 October 2005

(signatures)